Exhibit 2.1

DATED	4 AUGUST	2016

(1)	JCA EVENTS LIMITED

(2)	THE PERSONS LISTED IN SCHEDULE 1

(3)	HEIDRICK & STRUGGLES (UK) LIMITED

(4)	HEIDRICK & STRUGGLES INTERNATIONAL, INC.

SHARE PURCHASE AGREEMENT

FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF JCA GROUP LIMITED AND THE ENTIRE PARTNERSHIP INTEREST IN JCA PARTNERS LLP

CONTENTS PAGE 1

CONTENTS

CLAUSE

1	INTERPRETATION	1
2	SALE AND PURCHASE OF THE SHARES AND INTERESTS	7
3	CONSIDERATION	8
4	EARN OUT	8
5	COMPLETION	12
6	LLP PROFITS	12
7	BONUSES	13
8	WARRANTIES	13
9	POST-COMPLETION OBLIGATIONS	14
10	RESTRICTIVE COVENANTS	15
11	LLP SELLERS’ REPRESENTATIVE	16
12	SERVICE OF NOTICES	16
13	ANNOUNCEMENTS	17
14	COSTS	17
15	CURRENCY CONVERSION	17
16	NO SET-OFF	18
17	ENTIRE AGREEMENT	18
18	WAIVER	18
19	EFFECT OF COMPLETION	18
20	THIRD PARTY RIGHTS	18
21	ASSIGNMENT	18
22	SEVERANCE	19
23	JOINT AND SEVERAL LIABILITY	19
24	FURTHER ASSURANCE	19
25	COUNTERPARTS	19
26	GOVERNING LAW AND JURISDICTION	19
27	GUARANTEE	20

SCHEDULE

CONTENTS PAGE 2

AGREED FORM DOCUMENTS

BONUS DISTRIBUTION LETTERS

CONSIDERATION SCHEDULES

CONTENTS PAGE 3

AGREEMENT dated	August 4	2016

BETWEEN:

(1)	JCA Events Limited, a company registered in England and Wales with company number 08134909 and with its registered address at 7th Floor North Block, 55 Baker Street, London W1U 8EW (‘the JCA Seller’)

(2)	The Persons whose names and addresses are set out in Schedule 1 (‘the LLP Sellers’ and each a ‘LLP Seller’ and together with the JCA Seller, the ‘Sellers’ and each a ‘Seller’);

(3)	Heidrick & Struggles (UK) Limited, a company registered in England and Wales with company number 06240880 and with its registered address at 40 Argyll Street, London W1F 7EB (‘the Buyer’); and

(4)	Heidrick & Struggles International, Inc., a company registered in Delaware, USA with registered address 233 South Wacker Drive, Suite 4200, Chicago, Illinois 60606-6303, USA (‘the Guarantor’).

1	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires -

‘Accounting Date’ means 31 March 2016;

‘Accountant Determined Earn Out Amount’ means in respect of the Earn Out Statement, the Earn Out Payment as calculated by the accountants appointed under clause 5.8;

‘Accounts’ means, in relation to each Group Entity, its audited accounts for the financial year ended on 31 March 2015, including, in each case, the notes on them and the auditor’s and directors’ reports and other documents required by law to be annexed or attached to them;

‘Aggregate JCA Revenue’ means the aggregate revenue attributable to all of the LLP Sellers and the JCA Employees for the Earn Out Period, as agreed and determined in accordance with clause 5;

‘Bonus Distribution Letters’ means the agreed form side letters signed by each of the LLP Sellers at the date of this Agreement, in respect of the payment of his or her bonus for the period from the Completion Date until 31 December 2016;

‘Business Day’ means a day, except a Saturday or a Sunday, on which banks in the City of London are open for business generally;

‘Buyer Documents’ means this Agreement and any other agreement referred to in this Agreement to which the Buyer is or has agreed to become a party;

‘Buyer Group’ means the Buyer and any other company (which, after Completion, includes each Group Entity) which at the relevant time is its subsidiary undertaking or holding company or a subsidiary undertaking of any such holding company; and ‘Member of the Buyer Group’ has a corresponding meaning;

‘Buyer’s Solicitors’ means Reed Smith LLP of The Broadgate Tower, 20 Primrose Street, London EC2A 2RS, Ref: James F. Wilkinson;

‘Claim’ means a claim for breach of the Warranties or for any other breach of the terms of this Agreement or under the Tax Deed;

‘Company’ means JCA Group Limited, particulars of which are set out in Part 1 of Schedule 2;

‘Company Intellectual Property Rights’ means all Intellectual Property Rights (whether or not registered or registerable) owned for by a Group Entity at Completion or used in the carrying out of the business of the Group in the manner in which it is carried on by any Group Entity at Completion including the Company Intellectual Property Rights listed in Part 1 of Schedule 4 and all rights of the Group under the IP Licences and the ICT Contracts;

‘Competent Authority’ means any national, supra-national, state, municipal or local government (including any court, commission, agency, authority or other body or entity exercising powers on behalf of any of the same) or any quasi-governmental or private body or entity exercising any governmental or quasi-governmental authority or any body or entity exercising regulatory authority pursuant to any legislation, including the European Union and the European Commission;

‘Completion’ means the completion of the sale and purchase of the Shares and the Interests in accordance with the provisions of clause 4;

‘Completion Date’ means the date on which Completion takes place;

‘Connected Person’ means, in relation to any person, a person who is connected with that person within the meaning of section 1122 CTA 2010 or section 993 of the Income Tax Act 2007;

‘Consent’ includes any licence, permit, consent, approval, authorisation, agreement, permission, waiver, order or exemption;

‘Consideration’ means the total consideration payable for the Shares and Interests pursuant to clause 3.1;

‘Consideration Schedule’ means the consideration schedule in the agreed form in respect of that Seller executed by (1) the Seller and (2) the Buyer, as at the date of this Agreement;

‘Control’, in relation to a body corporate, means the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person -

(i)	by means of the holding of shares, or the possession of voting power, in relation to that or any other body corporate; or

(ii)	by virtue of any powers conferred by the constitutional documents or any other document regulating that or any other body corporate;

and a ‘Change of Control’, in relation to a body corporate, occurs if any person who Controls it ceases to do so or if any person acquires Control of it;

‘Conversion Rate’ means the spot selling and buying mid-market closing rate for a transaction between the two currencies in question as quoted by the London edition of the Financial Times on any date on which a conversion rate is to be determined in accordance with this Agreement or, if no such rate is quoted on that date, on the first preceding day on which such rates are quoted by the Financial Times;

‘CTA 2010’ means the Corporation Tax Act 2010;

‘Data Protection Legislation’ means the Data Protection Act 1998 (including all regulations implementing that Act) and the Privacy and the Electronic Communications (EC Directive) Regulations 2003;

‘Data Room’ means the electronic data room relating to the Group entitled ‘Project Twist;

‘Disclosed’ means fairly and accurately disclosed with sufficient detail to enable the Buyer to understand the nature and scope of the matter disclosed in the Disclosure Letter (including any matter deemed, pursuant to the Disclosure Letter, to be fairly and accurately disclosed as a general disclosure therein);

‘Disclosure Letter’ means a letter of the same date as this Agreement addressed by the Sellers to the Buyer receipt of which is acknowledged by the Buyer, and includes any document which is attached to it;

‘Draft 2016 Accounts’ means, in relation to each Group Entity, its unaudited accounts for the financial year ended on the Accounting Date, including, in each case, the notes on them and the directors’ reports and other documents required by law to be annexed or attached to them;

‘Earn Out Amount’ means £2,800,000;

‘Earn Out Payment’ has the meaning set out in clause 4.3;

‘Earn Out Period’ means the period starting on the date of this Agreement and ending on and including the second anniversary of the Completion Date;

‘Earn Out Statement’ has the meaning set out in clause 4.9;

‘Encumbrance’ means any encumbrance, mortgage, charge, assignment, pledge, lien, option, right of pre-emption, right of first refusal, right of set-off, retention of title or hypothecation howsoever arising, or any interest or equity of any person which has the effect of granting a security interest of any kind whatsoever, and any agreement, whether conditional or otherwise, to create any of the foregoing;

‘European Economic Area’ means the countries from time to time governed by ‘The European Economic Area (EEA) Agreement’, signed on 2 May 1992 and entered into force on 1 January 1994;

‘Fundamental Warranties’ means the warranties set out in Schedule 7, Part 1;

‘General Warranties’ means the warranties set out in Schedule 7, Part 2;

‘Group’ means the LLP, the Company and each of its subsidiary undertakings, particulars of which are set out in Part 2 of Schedule 2; and ‘Group Entity’ means each member of the Group;

‘Guaranteed Obligations’ means all obligations of the Buyer to the Sellers under this Agreement;

‘ICT Contracts’ means all contracts and arrangements relating to the licensing of the ICT Systems and the provision of computer maintenance and support, web site hosting, data back-up, disaster recovery, facilities management and bureau and on-line services to the Group which are in effect on Completion including the contracts and arrangements listed in Part 4 of Schedule 4;

‘ICT Systems’ means all computer, communications, data processing, electronic and electronic control systems (whether digital or analogue) used by any Group Entity on Completion for receiving, processing, storing or transmitting data or instructions, including all website, intranet and extranet files and connections, all computer-aided design and manufacturing equipment and all hardware, software and firmware components of all such systems and the items listed in Part 3 of Schedule 4;

‘Initial Consideration’ means an amount of £1 payable to the JCA Seller in relation to the Shares and an amount of £11,200,000 payable to the LLP Sellers in relation to the Interests;

‘Intellectual Property Rights’ means any and all rights in, arising out of, or associated with any of the following: (i) patents; (ii) trade and industrial secrets, confidential or proprietary information and any know how; (iii) trade marks; (iv) internet domain names and URLs’ (v) copyrights, database rights and any other rights of authors or in works of authorship; (vi) software; (vii) all rights in data collections and databases and documentation related thereto; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (ix) applications for, registrations of, and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the forgoing (as applicable); and (x) all other similar or equivalent intellectual property or proprietary rights now known or hereafter recognised anywhere in the world, including the right to enforce and recover damages for the infringements or misappropriation of any of the forgoing;

‘Interests’ means the entire legal and beneficial interests in the LLP and ‘Interest’ means any legal and beneficial interest in the LLP of any of the LLP Sellers;

‘IP Licences’ means all licences, agreements, arrangements, authorisations and permissions (whether or not in writing) relating to the use, enjoyment and exploitation -

(a)	by any Group Entity of any Intellectual Property Rights at Completion; and

(b)	by any third party of the Company Intellectual Property Rights;

in effect on Completion including those listed in Part 2 of Schedule 4 but excluding the ICT Contracts;

‘JCA Employee’ means the employees of the Company as at the date of this Agreement;

‘Legislation’ includes all Acts of Parliament and all orders and regulations made pursuant to such an Act or otherwise having the force of law;

‘LLP’ means JCA Partners LLP, particulars of which are set out in Part 3 of Schedule 2;

‘LLP Agreement’ means the LLP Partnership Deed dated 6 August 2010 entered into by the LLP members, as amended from time to time pursuant to any subsequent deed of adherence to the LLP or otherwise;

‘LLP Profits’ means the profits of the LLP as set out in the Profit and Loss Statement;

‘LLP Sellers’ Representative’ means Janice Elizabeth Hall or any person appointed as a successor to her under clause 11;

‘Management Accounts’ means the unaudited management accounts of each Group Entity comprising a balance sheet as at 30 June 2016 and a profit and loss account for the period which commenced on 1 April 2016 and ended on 30 June 2016, copies of which are annexed to the Disclosure Letter;

‘Profit and Loss Statement’ means the profit and loss statement of the LLP prepared by or on behalf of the LLP Sellers’ Representative for the period from 1 April 2016 to the Completion Date (inclusive) as agreed or determined in accordance with Schedule 6;

‘Property’ means the leasehold property brief particulars of which are given in Schedule 3 and includes any part of or any interest in it;

‘Registered Intellectual Property Rights’ means those Company Intellectual Property Rights registered in the name of a Group Entity and applications for Company Intellectual Property Rights made in the name of a Group Entity, in each case listed in Part 1 of Schedule 4;

‘Remuneration Model’ means the remuneration model provided by the Buyer and initialled for identification purposes by the Buyer and the LLP Sellers’ Representative as at the date of this Agreement;

‘Restricted Business’ has the meaning attributed to that expression in paragraph 1 of Schedule 9;

‘Restricted Person’ has the meaning attributed to that expression in paragraph 1 of Schedule 9, and ‘Restricted Persons’ shall be construed accordingly;

‘Restricted Territory’ has the meaning attributed to that expression in paragraph 1 of Schedule 9;

‘Sellers’ Solicitors’ means Pinsent Masons LLP of 30 Crown Place, Earl Street, London EC2A 4ES Ref: Tom Leman;

‘Service Agreement’ means the service agreement entered into by each LLP Seller and the Buyer as at the date of this Agreement;

‘Shares’ means the entire issued share capital of the Company being 1,000 ordinary shares of £1.00 each;

‘Solicitors’ means the Seller Solicitors and the Buyer’s Solicitors;

‘Specific Covenant for Tax’ means a covenant in relation to certain Taxes in the agreed form to be entered into by each LLP Seller (other than the Warrantors);

‘Target Earn Out Revenue’ means £16,458,750;

‘Tax’ has the same meaning as in the Tax Deed;

‘Tax Authority’ has the same meaning as in the Tax Deed;

‘Tax Claim’ means a claim for breach of the Tax Warranties or a claim under the Tax Deed;

‘Tax Deed’ means a deed of covenant in relation to Tax in the agreed form;

‘Tax Warranties’ means the warranties contained in Part 9 of Schedule 7 and any other Warranties insofar as they relate to Tax;

‘Unresolved Claim’ has the meaning given to it in clause 4.6;

‘Warranty Claim means a claim for breach of any of the General Warranties;

‘Warranties’ means the Fundamental Warranties and the General Warranties contained in Schedule 7; and

‘Warrantors’ means Janice Elizabeth Hall and Emma Jane Fallon.

1.2	In this Agreement, unless the context otherwise requires -

(a)	a reference to a statute, statutory provision or EC Directive includes a reference to -

(i)	that statute, provision or EC Directive as amended, re-enacted, replaced or modified on the date of this Agreement;

(ii)	any future statute, provision or EC Directive which re-enacts or replaces it provided that, as between the parties to and for the purposes of this Agreement, the re-enactment or replacement shall only apply to the extent that it does not adversely affect the rights of or obligations on any party; and

(iii)	any order, statutory instrument, regulation or other subordinate legislation made from time to time under the relevant statute or EC Directive;

(b)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term and a reference to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

(c)	a reference to a document ‘in the agreed form’ is a reference to the form of that document signed or initialled for identification purposes by or on behalf of the parties to this Agreement;

(d)	a reference to ‘writing’, or any cognate expression, is a reference to any mode of representing or reproducing words in a visible, non-transitory form (but does not include a reference to e-mail or other mode of representing or reproducing words in electronic form);

(e)	where any statement in this Agreement or in the Disclosure Letter is qualified by the expression ‘so far as the Warrantors are aware’ or ‘to the best knowledge of the Seller’, or any cognate expression, that expression shall be deemed to include an additional statement that it has been made after due and careful enquiry of each other, Andrew Woods and the Warrantors shall be deemed to have knowledge of anything of which they would have had knowledge had such due and careful enquiries been made;

(f)	any phrase introduced by the terms ‘including’ or ‘in particular’, or any cognate expression, shall be construed as illustrative and not limiting of any preceding words;

(g)	a reference to ‘a party’ is a reference to a party to this Agreement;

(h)	a reference to a clause or a Schedule is a reference to a clause of or a Schedule to this Agreement; a reference to a paragraph (unless otherwise stated) is a reference to a paragraph of the Schedule in which the reference appears; and a reference to this Agreement includes a reference to each Schedule; and

(i)	a reference to an Annex is a reference to an annex attached to this Agreement and for the purpose of identification signed on behalf of the parties.

1.3	The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.4	Each of the Schedules shall have effect as if set out in this Agreement.

2	SALE AND PURCHASE OF THE SHARES AND INTERESTS

2.1	The JCA Seller shall sell the Shares and each LLP Seller shall sell the number of Interests set opposite his or her name in column (2) of his or her Consideration Schedule with full title guarantee and the Buyer shall buy the Shares and Interests, respectively, on the terms and subject to the conditions of this Agreement.

2.2	The Shares and Interests shall be sold free from all Encumbrances and with all rights now or hereafter becoming attached to them.

2.3	The Buyer and the Sellers shall not be obliged to complete the sale and purchase of any of the Shares and/or Interests unless the sale and purchase of all of the Shares and Interests is completed simultaneously in accordance with this Agreement.

2.4	Each of the Sellers unconditionally and irrevocably waives all rights and restrictions (including all rights of pre-emption) which may exist for its benefit under the articles of association of the Company and the LLP Agreement or otherwise in respect of the Shares and Interests to be sold by it under this Agreement.

2.5

Each of the Sellers hereby acknowledges and confirms on its own behalf and as agent on behalf of its Connected Persons that at Completion, save for (i) as set out in his or her Consideration Schedule, (ii) the £5,000 capital contributions to be repaid pursuant to Schedule 5, Part Two paragraph 2 and (iii) expenses to be taken in to account in the Profit and Loss

Statement, nothing is owed by the Group to him or her or any of his or her connected persons, including any accrued or unpaid salary, dividends, benefits or any other remuneration in connection, and that he or she, nor any of his or her connected persons, have any outstanding claims against the Group and that nothing is owed by him or her or by any of his or her connected persons to the Group and, to the extent that any such outstanding amount or liability exists or may possibly exist at Completion, whether in law or in equity and whether or not presently known to any party or the law, each Seller on its own behalf and as agent on behalf of his or her Connected Persons hereby irrevocably waive his or her rights and/or the rights of his or her Connected Persons in respect of such liability or claim and hereby release and forever discharge the Group and its officers and employees from any liability whatsoever in respect thereof.

3	CONSIDERATION

3.1	The Consideration shall be -

(a)	the Initial Consideration; and

(b)	the Earn-out Amount, if any, to be paid in accordance with clause 4.

3.2	The Consideration shall be paid to the LLP Sellers in the proportions set out in column (4) of his or her Consideration Schedule.

3.3	Any payment made by a Seller under the Warranties or under the Tax Deed or under the Specific Covenant for Tax shall be treated as a reduction of the Consideration received by him or her.

4	EARN OUT

4.1	Subject to clause 4.2, at the end of the Earn Out Period the Buyer shall pay to the LLP Sellers the Earn Out Amount in accordance with clause 4.3.

4.2	The Earn Out Amount shall be payable by the Buyer to the LLP Sellers if, during the Earn Out Period, the Aggregate JCA Revenue equals or is greater than the Target Earn Out Revenue.

4.3	The Earn Out Amount shall be paid by the Buyer by the later of (i) 90 days of the end of the Earn Out Period and (ii) ten Business Days after the date on which the Aggregate JCA Revenue has become final and binding in accordance with the procedure in this clause 4, subject to the terms and conditions of this clause 4, by electronic transfer for same day value (‘Earn Out Payment’) to each of the LLP Sellers in the proportions set out in column (4) of his or her Consideration Schedule. For the avoidance of doubt, the Buyers may make the Earn Out Payment to the Sellers Solicitors’ Bank Account whose written confirmation of receipt shall be sufficient discharge to the Buyer, and the Buyer shall have no duty in connection with the manner in which the Earn Out Amount is allocated among the Sellers or applied in any particular way.

4.4	If at the date upon which the Earn Out Payment would otherwise be payable by the Buyer pursuant to this clause 4 any amount, which has been agreed or determined by a court of competent jurisdiction from which there is no right of appeal to be payable to the Buyer by an LLP Seller pursuant to this Agreement or the Tax Deed or the Specific Covenant for Tax, remains unpaid, then the Buyer shall be entitled to withhold from the Earn Out Payment due to the defaulting LLP Seller an amount up to such unpaid amount. Any amount so withheld shall be applied in settlement (in whole or in part) of the amount due to the Buyer, and shall be deemed to be deducted from the amount of the Earn Out Payment due to the relevant LLP Seller.

4.5	If at the date upon which an Earn Out Payment would otherwise be payable by the Buyer pursuant to this clause 4 there are Unresolved Claims pursuant to this Agreement or the Tax Deed or the Specific Covenant for Tax, including any Claim, the Buyer shall be entitled to withhold from the Earn Out Payment due to the defaulting LLP Seller an amount (a ‘Retained Amount’) equal to the lesser of (i) the amount of the Earn Out Payment otherwise due to that LLP Seller and (ii) the amount of such Unresolved Claim; provided that following final agreement or determination of such Unresolved Claim (whether by a binding settlement or a judgement or arbitration award to which there is no further appeal) then to the extent that the amount of the Earn Out Payment withheld by the Buyer exceeds the amount agreed or determined to be due to the Buyer in respect of the Unresolved Claim, the Buyer shall promptly pay such excess to the relevant LLP Seller (by payment to the Sellers’ Solicitors). In the event that the Buyer agrees with the Sellers that it will not pursue any claim in respect of which any Retained Amount has been withheld, the Buyer shall pay to the relevant LLP Seller (by payment to the Sellers’ Solicitors) the full amount of the Retained Amount in respect of such claim promptly following such agreement. Any Retained Amount shall be deemed to be deducted from the amount of the Earn Out Payment due to the relevant LLP Seller.

4.6	If before an Earn Out Payment is due to be paid the Buyer and an LLP Seller shall not have reached agreement as to the amount which may be retained pursuant to clause 4.5 in respect of any Claim, then the question of the amount which may be retained (including the amount of the Buyer’s costs and expenses which are likely to be determined to be payable by the LLP Seller) may be referred by either the Buyer or the LLP Sellers to an independent counsel of appropriate experience and standing to be appointed by the Buyer and the LLP Sellers or (in default of agreement within five Business Days of any proposal for the appointment of such counsel) by the chairman for the time being of the Council of the Bar on the application of either the Buyer or the LLP Sellers; and the decision of such counsel (who shall be deemed to be acting as an expert and not as an arbitrator) shall be final and binding on the parties and the cost of such reference shall be paid by the Buyer and the LLP Sellers in equal shares or in such other proportions as such counsel shall determine. An amount determined by counsel pursuant to this clause 4.6 shall be a “Unresolved Claim”. In relation to a determination to be made under this clause 4.6:

(a)	the Buyer and the Warrantors shall procure that the counsel appointed is provided with all information reasonably required by him for the purpose of making his determination; and

(b)	such counsel shall allow each of the Buyer and the Warrantors an opportunity to make written representations to him but so that all such representations must be made within 14 days of his appointment .

4.7	During the Earn Out Period, if the ability of the LLP Sellers to achieve the Target Earn Out Revenue, whether individually or collectively is restricted by any member of the Buyer Group agreeing or having previously agreed a placement fee of less than 30 per cent of the first year salary, bonus, benefits, and signing on bonus with a client, which the LLP Seller is subsequently obliged to observe, the difference between the actual fee the LLP Seller would ordinarily charge the client prior to the placement fee adjustment shall be added to the Target Earn Out Revenue. For the avoidance of doubt, the provisions of this clause 4.7 shall not apply in relation to placement fees below 30 per cent of the first year salary, bonus, benefits, and signing on bonus which have been agreed (i) by the Buyer Group prior to the date of this Agreement or (ii) by the Buyer Group together with the LLP Sellers, at the request of a client and/or potential client, following the date of this Agreement.

4.8	If a LLP Seller dies at any time during the Earn Out Period the LLP Seller and her estate shall continue to be entitled to be paid her proportion of the Earn Out Amount, as set out in column (4) of his or her Consideration Schedule.

4.9	The Buyer shall within 45 Business Days after the end of the Earn Out Period prepare and deliver to the LLP Sellers’ Representative a statement of the Aggregate JCA Revenue (which shall include a breakdown by LLP Seller and JCA Employee) and based on that a calculation of the Earn Out Amount (the ‘Earn Out Statement’). The LLP Sellers’ Representative shall by the fifth Business Day after receipt of the Earn Out Statement, send the Buyer an acknowledgement of receipt. If the LLP Sellers’ Representative fails to issue an acknowledgement of receipt by such time then the Sellers shall, for the purposes of this clause 4.9 be deemed to have issued an acknowledgement of receipt on the fifth Business Day after it receives the Earn Out Statement.

4.10	If within 15 Business Days following receipt of the acknowledgment of an Earn Out Statement by the LLP Sellers’ Representative, the LLP Sellers’ Representative has not given the Buyer written notice of her objection to the Earn Out Statement (which notice shall state in detail the basis of the Sellers’ objection) then the Earn Out Statement shall be binding and conclusive on the parties.

4.11	If the LLP Sellers’ Representative gives the Buyer written notice of the Sellers’ objection to an Earn Out Statement within 15 Business Days following acknowledgement of receipt of an Earn Out Statement by the LLP Sellers’ Representative and if the LLP Sellers’ Representative and the Buyer fail to resolve the issues outstanding with respect to the determination of the Earn Out Statement within 15 Business Days after the Buyer’s receipt of the LLP Sellers’ Representative’s notice of objection either the LLP Sellers’ Representative or the Buyer may at any time after that date refer the matter or matters in dispute to such independent firm of chartered accountants as they shall agree or, in default of agreement within 10 days of any proposal for the appointment of such accountants, as shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the LLP Sellers’ Representative or the Buyer.

4.12	The independent firm of chartered accountants referred to in clause 4.11 shall determine the matter or matters in dispute acting as experts not as arbitrators and their decision shall be final and binding and accordingly the Accountant Determined Earn Out Amount shall be the amount of the Earn Out Payment. Such independent firm of chartered accountants shall be instructed to deliver their determination as soon as practicable to the LLP Sellers’ Representative and the Buyer.

4.13	The LLP Sellers’ Representative and the Buyer agree that they shall instruct any accountants appointed under clause 4.11 to determine only the particular aspect of the preparation of the Earn Out Statement in dispute and, accordingly, such accountants shall not determine or adjust any other matter or have regard to any fact not directly relating to the matter in dispute.

4.14	The fees of the accountant appointed pursuant to this clause 4 shall be paid by the Buyer and the Sellers in equal shares or as the accountant may determine.

4.15	If either the Sellers or the Buyer fails to pay such fees of the accountants appointed under clause 4.11 in accordance with the provisions of clause 4.14, the other party may in its absolute discretion pay such fees on the non-paying party’s behalf and the non-paying party shall reimburse the other on demand all costs and expenses incurred by the other in so doing.

4.16	Subject to clause 4.17, the Sellers acknowledge, understand and agree that:-

(a)	after Completion the Buyer shall exercise operational control over the business and assets of the Group; and

(b)	that the future operation of the business of the Group, and the marketing and sale of their products is to be exercised by the Buyer in accordance with its own business judgment and in its sole and absolute discretion.

4.17	During the Earn Out Period, the Buyer shall not:

(a)	terminate the employment of any LLP Seller or JCA Employee other than in following circumstances:

(i)	the LLP Seller or JCA Employee voluntarily resigning;

(ii)	the LLP Seller’s or JCA Employee’s gross misconduct, as defined in the Buyer’s UK Company Employee Handbook, as at the date of this Agreement and as disclosed to the LLP Sellers;

(iii)	the LLP Seller or JCA Employee committing or continuing to commit a serious breach of her obligations in his or her Service Agreement that is not reasonably capable of being rectified within a reasonable period;

(iv)	the LLP Seller or JCA Employee being deemed to be repeatedly failing to perform their duties and obligations under his or her Service Agreement, which has not been remedied within a reasonable period;

(v)	the LLP Seller or JCA Employee is or has become of unsound mind or a patient under the Mental Health Act 1983;

(vi)	the LLP Seller or JCA Employee is convicted of a criminal offence (excluding an offence under road traffic legislation in the United Kingdom and elsewhere for which a penalty of imprisonment cannot be imposed); or

(vii)	the LLP Seller or JCA Employee has become addicted to or is habitually under the influence of alcohol or any drug (not being a drug prescribed to him or her by a medical practitioner for the treatment of a condition other than drug addiction) the possession of which is controlled by law; or

(b)	unreasonably (in the reasonable discretion of the Buyer), take, divert or re-direct any business opportunities away from the LLP Sellers or the JCA Employees.

4.18	The LLP Sellers acknowledge, understand and agree that no Member of the Buyer Group has a duty to the LLP Sellers to use any level of efforts to do any action or thing which would or might increase the Aggregate JCA Revenue for any part of the Earn Out Period. However, no Member of the Buyer Group will knowingly interfere with or do anything the primary purpose of which is to impair or adversely diminish the Aggregate JCA Revenue for any part of the Earn Out Period.

4.19	The Aggregate JCA Revenue shall be, unless otherwise agreed in writing by the LLP Sellers’ Representative, calculated on the basis of the Remuneration Model.

4.20	Notwithstanding that as at the date of the Agreement neither party envisages such a requirement, if the Buyer or the Group is required to account for Tax or National Insurance contributions in relation to any Earn Out Payments made to the Sellers, the Buyer or Group Entity (as relevant) may make deduction of such Tax or National Insurance contributions from those Earn Out Payments and shall not be required to increase any Earn Out Payments or otherwise compensate the Sellers for those deductions.

5	COMPLETION

5.1	The sale and purchase of the Shares and the Interests shall be completed at the offices of the Buyer’s Solicitors immediately on exchange of this Agreement or at such other place or time, or on such other date, as the parties may agree.

5.2	The Sellers shall on Completion do, or procure to be done, the things specified in Part 1 of Schedule 5 (in so far as they have not already been done).

5.3	Following the performance of the Sellers’ obligations under clause 5.2, the Buyer shall on Completion do, or procure to be done, the things specified in Part 2 of Schedule 5 (in so far as they have not already been done).

5.4	Receipt by the Seller Solicitors of the Initial Consideration shall be a sufficient discharge to the Buyer and the Buyer’s Solicitors and the Buyer and the Buyer’s Solicitors shall have no duty in connection with the manner in which any such payment to the Sellers is applied.

6	LLP PROFITS

6.1	The Buyer acknowledges that each LLP Seller has accrued and is owed the August profit share as set out opposite his or her name in column (5) in his or her Consideration Schedule (the ‘August Profit Share’) and the November profit share as set opposite his or her name in column (6) in his or her Consideration Schedule (the ‘November Profit Share’), and the Buyer shall procure that the LLP shall pay each LLP Seller his or her:

(a)	August Profit Share, on 25 August 2016; and

(b)	November Profit Share, on 25 November 2016,

in all cases without deduction for Tax.

6.2	The Buyer acknowledges that the LLP Profits for the period from 1 April 2016 to the Completion Date (inclusive) (which shall be the amount set out in the Profit and Loss Statement) will be due to the LLP Sellers. The LLP Sellers and the Buyer shall comply with their obligations in relation to the preparation of the Profit and Loss Statement in accordance with the provisions of Schedule 6.

6.3	Within five (5) Business Days of the Profit and Loss Statement finally being ascertained in accordance with Schedule 6 the LLP Sellers’ Representative shall notify the Buyer of the allocation of LLP Profits for the period from 1 April 2016 to the Completion Date (inclusive) as set out in the Profit and Loss Statement. For the avoidance of doubt the LLP Sellers’ Representative shall have sole discretion to make such allocations of the LLP Profits as she deems fit.

6.4	The Buyer shall procure that the LLP shall pay each LLP Seller on 19 December 2016 his or her allocation of the LLP Profits, in the notified proportions, in all cases without deduction for Tax.

6.5	The parties agree that the August Profits, November Profits and LLP Profits are not part of the consideration and the Buyer shall have no obligation to provide its own funds for the August Profit Share, November Profit Share and/or LLP Profits nor any responsibility for the allocation and the distribution thereof, which shall be entirely the responsibility of the LLP Sellers’ Representative.

6.6	The Buyer shall procure that the LLP shall collect and enforce amounts due to it and pay creditors in the ordinary course and shall not incur any additional liabilities after the date of this Agreement.

7	BONUSES

7.1	The parties hereby acknowledges that, subject to clause 7.2, the aggregate value of all compensation payments including, without limitation, salary, bonuses, benefits, pension contributions, if any, and any Taxes thereon, payable by the Buyer or any other Buyer Group company to the LLP Sellers and the JCA Employees (including, without limitation, Alice Perkins and Marian Lowe) in respect of the period from 1 August 2016 to 31 December 2016 shall be sixty-four per cent. (64%) of the revenue attributable to all of the LLP Sellers and JCA Employees in the same period. Such amount shall be paid to the LLP Sellers and the JCA Employees, in the proportions determined and notified to the Buyer by the LLP Sellers’ Representative, who shall have the absolute discretion to apportion the aggregate sum of the bonuses between each of the LLP Sellers. For the avoidance of doubt, any bonus payable to each LLP Seller from 1 January 2017 shall be paid by the Buyer to the LLP Seller in accordance with the LLP Seller’s Service Agreement.

7.2	In addition to the amounts payable under clause 7.1, the Buyer shall pay an additional aggregate amount of £107,820 to the LLP Sellers, other than Emma Fallon and Jan Hall, (to be allocated pro rata to their base compensation as at the date of this Agreement), such payment to be made in the first payroll payment to be made after 1 January 2017.

8	WARRANTIES

Fundamental Warranties

8.1	Each Seller hereby severally warrants to the Buyer as at the date of this Agreement that each of the Fundamental Warranties (in respect only of herself and the Interests she holds) is true and accurate.

General Warranties

8.2	Subject to the provisions of Schedule 8, the Warrantors hereby jointly and severally warrant to the Buyer that, save as Disclosed, each of the General Warranties and the Tax Warranties is, at the date of this Agreement, true and accurate.

8.3	The Buyer warrants that at the date of this Agreement it is not aware of any facts or circumstances which may constitute a breach of the Warranties.

8.4	Each of the Warranties is a separate warranty and shall not be restricted in its extent or application by the terms of any of the other Warranties or by any other term of this Agreement.

8.5	Each of the Sellers hereby waives any right which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any director, member, officer or employee of any Group Entity for the purpose of assisting the Sellers to give any of the Warranties or to prepare the Disclosure Letter.

8.6	All sums payable by the Sellers or the Buyer under this Agreement shall be paid without deduction, counterclaim, set off or withholding, except as may be required by law. If any such deduction or withholding is required by law, the Sellers or the Buyer (as the case may be) shall pay such sum as will, after such deduction or withholding, leave the recipient with the same amount to which it would have been entitled in the absence of the requirement to make a deduction or withholding.

8.7	If any sum payable by the Sellers under this Agreement is subject to Tax in the hands of the recipient, the Seller shall pay on demand to the recipient such additional amount as will, after such Tax and any Tax paid on the additional amount, leave the recipient with the amount it would have received if that sum had not been subject to Tax. The date for payment of any additional amount due under this clause 8.7 shall be the later of five (5) Business Days following the date of the demand made by the recipient pursuant to this clause 8.7 and five (5) Business Days prior to the date on which the Tax on the relevant sum becomes due and payable.

8.8	Any payments made by the Sellers under this Agreement in connection with any Claim or breach of any Warranty, or any payments made by the Sellers under the Tax Deed, shall so far as possible be treated as a reduction in the Consideration for the Interests sold by the Sellers.

9	POST-COMPLETION OBLIGATIONS

9.1	The LLP Sellers shall within 10 Business Days of Completion, procure that any website for JCA Coaching, including, without limitation, jcagroupcoaching.net, are de-activated and closed down.

9.2	The LLP Sellers shall within 15 Business Days of Completion, transfer the domain names (i) jcagroup.net and harriettlegacy.net from Janice Elizabeth Hall, (ii) leafpile.co.uk, leafpile.info and leafpileltd.co.uk from Leafpile Limited, and (iiI) jcacoaching.com, jcacoaching.net, jcaexecutivesearch.com, jcagroup.co, jcagroup.info, jcagroup.org, jcagroupassessment.com, jcagroupassessment.net, jcagroupboardeffectiveness.com, jcagroupboardeffectiveness.net, jcagroupcoaching.com, jcagroupcoaching.net, jcagroupexecutivesearch.com, jcagroupltd.com, jcagroupltd.net, jcagroupsearch.com, jcapartners.co, jcapartners.net, jcasearch.com and jcasearch.net from Emma Jane Fallon , to the Company and provide evidence of the same to the Buyer.

9.3	The LLP Sellers shall within 10 Business Days of Completion, procure the execution of a service agreement by Marian Lowe and the Company, in a form agreed by the LLP Sellers’ Representative and the Buyer.

9.4	The LLP Sellers shall within 15 Business Days of Completion, procure the execution of an assignment by deed (in a form reasonably satisfactory to the Buyer) of the Intellectual Property Rights of Leafpile Limited by Leafpile Limited to a Group Entity, pursuant to which such rights are transferred to a Group Entity.

9.5

The LLP Sellers’ Representative shall procure that Alan Martin shall with effect from Completion cease to provide services to any Group Entity but may continue to do so to Jan Hall in her personal capacity. The LLP Sellers’ Representative and the Buyer acknowledge that all invoices relating to the engagement of Alan Martin shall be addressed to Jan Hall. The Buyer acknowledges that throughout the Earn Out Period, Jan Hall shall, subject to provision of supporting invoices, be entitled to reimbursement for the cost to her of engaging Alan Martin for up to two days per week, provided that Alan Martin is engaged on such days by Jan Hall on matters relating to the services provided to the Buyer Group. Any reimbursements made pursuant to this clause 9.5 shall be limited to a maximum amount of £1,875 per month.

9.6	The LLP Sellers shall within 15 Business Days of Completion, procure that Jan Hall and Andrew Woods provide written confirmation to the Buyer pursuant to which they confirm that services provided by Andrew Woods to Jan Hall shall not be provided (i) in his capacity as an employee of a member of the Buyer Group, (ii) during his working hours as set out in his Service Agreement, (iii) using the facilities of a member of the Buyer Group, and (iv) that his on-going relationship with the Buyer Group is not linked to the provision of such services.

9.7	The LLP Sellers’ Representative shall use reasonable endeavours to procure that each of Rachel Ingram, Alex Loxton, Anna Caroline Rex and Crystal Walter shall enter into a service agreement with the Company in a form to be agreed by the LLP Sellers’ Representative and the Buyer, specifying each such individual’s role as “Engagement Manager”, within 15 Business Days of Completion.

9.8	The LLP Sellers’ Representative shall use reasonable endeavours to procure that Leigh Saxton shall resign as auditors of the Company and the LLP within 5 Business Days of Completion.

9.9	The Buyer and the LLP Sellers acknowledge that from Completion until March 2017 the Group Entities have scheduled events at the property owned by the JCA Seller (at 5 Crabtree Place, London W1T 2AT), which the parties acknowledge shall continue to be used for such events. Following the date of this Agreement, the parties acknowledge that should the Group Entities continue to use this property, they will do so on substantially the same terms (including as to cost) as the property is used prior to the date of this Agreement (provided that such terms shall be valid up until 31 March 2017 only). Save for the events that have already been booked there shall be no obligation for any of the Group Entites to use, or for the JCA Seller to make available to the Group Entities, the aforesaid property during this period.

9.10	The LLP Sellers’ Representative shall procure that a copy of the hire contract for a scanning machine is delivered to the Buyer within 10 Business Days of Completion.

10	RESTRICTIVE COVENANTS

10.1	In consideration of the purchase of the Shares and Interests, each Restricted Person severally undertakes to the Buyer that it shall comply with the provisions of Schedule 9.

10.2	Each of the Sellers acknowledges that it considers the restrictions contained in Schedule 9 (each of which shall be construed as a separate undertaking) are reasonable in the interests of both the Sellers and the Buyer and are necessary for the protection of the goodwill and confidential information of each Group Entity; but if any such restriction shall be void or voidable but would be valid and enforceable if some part or parts of it were deleted, such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

11	LLP SELLERS’ REPRESENTATIVE

11.1	Each of the LLP Sellers hereby appoints the LLP Sellers’ Representative as its attorney and agent with power on its behalf to take any action required, permitted or, in the absolute discretion of the LLP Sellers’ Representative, desirable or expedient pursuant to or in connection with this Agreement, including power to -

(a)	give any consent, direction or notice to be given by the Sellers under or in connection with this Agreement;

(b)	receive all demands, notices or other communications directed to the Sellers under or in connection with this Agreement; and

(c)	agree any amounts due to or from the Sellers under this Agreement.

11.2	The appointment of the LLP Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable until the expiration of the Earn Out Period, at which date such appointment shall automatically terminate, and from Completion until such time the Buyer and all other persons may conclusively and absolutely rely, without inquiry, upon any action of the LLP Sellers’ Representative in accordance with this clause as the act of the Sellers in all matters referred to in clause 11.1.

11.3	In the event of the death or incapacity of the LLP Sellers’ Representative, the Sellers shall within 14 days thereafter by written notice to the Buyer appoint a Seller as her successor who shall agree in writing to accept such appointment in accordance with the terms of this Agreement.

11.4	Save in respect of fraud or dishonesty, the LLP Sellers’ Representative shall not be liable to the other Sellers for any claims whatsoever arising from any act it may do pursuant to this clause. The LLP Sellers’ Representative shall not owe any fiduciary or other duty to any of the Sellers and each of the Sellers agrees to indemnify and keep indemnified the LLP Sellers’ Representative against all losses, costs, expenses or liabilities whatsoever incurred by the LLP Sellers’ Representative arising out of any act or omission by the LLP Sellers’ Representative acting in its capacity as such.

11.5	Janice Elizabeth Hall agrees to act as LLP Sellers’ Representative upon the terms and conditions set out in this clause and in accordance with this Agreement.

12	SERVICE OF NOTICES

12.1	Any notice or other communication to be given or served under or in connection with this Agreement shall be in writing and may be -

(a)	delivered by hand; or

(b)	sent by ordinary first class (or airmail in the case of notices to or from any country outside the United Kingdom), special delivery or recorded delivery post (in each case, pre-paid);

to the party due to receive the notice at the following address -

(i)	in the case of the JCA Seller, at its registered office from time to time, marked for the attention of Janice Elizabeth Hall;

(ii)	in the case of the LLP Sellers, at the address set out for the respective Seller in Schedule 1;

(iii)	in the case of the Buyer, at its registered office from time to time, marked for the attention of Stephen Beard;

or at such other address as may previously by notice given in accordance with this clause have been specified by that party.

12.2	A notice is deemed to be given or served -

(a)	if delivered by hand, at the time it is left at the address; and

(b)	if sent by pre-paid post (whether ordinary first class, airmail, special delivery or recorded delivery), on the second Business Day after posting.

12.3	In the case of a notice given or served by fax or by hand, where this occurs after 5.00pm on a Business Day, or on a day which is not a Business Day, the date of service shall be deemed to be the next Business Day.

12.4	Any notice under or in connection with this Agreement shall not be validly given or served if sent by e-mail or any other form of electronic communication.

13	ANNOUNCEMENTS

Except insofar as is required by law or the requirements of any listing authority, securities exchange or regulatory or governmental body (including the UK Listing Authority, the London Stock Exchange or The Panel on Take-overs and Mergers) and then after consultation with the other party, no announcement of the sale and purchase of the Shares and Interests or the terms of this Agreement shall be made by either party to any person without the consent of the other parties (in the case of the Sellers, such consent may be provided by the LLP Sellers’ Representative) and pending any announcement each party shall use its best endeavours to keep the existence of this Agreement and its terms confidential.

14	COSTS

The parties shall pay their own costs and expenses in connection with and incidental to this Agreement.

15	CURRENCY CONVERSION

Any payment to be made under or pursuant to this Agreement shall, unless otherwise specified to the contrary or agreed in advance by the payee, be paid in £ Sterling and to the extent necessary any other currency shall be converted into £ Sterling at the Conversion Rate prevailing on the day immediately preceding the date on which payment is due or, where the payment is to be made in respect of any claim for any breach of this Agreement, at the Conversion Rate prevailing on the date on which the parties agree that the payment is to be made or on the relevant judgment date.

16	NO SET-OFF

All payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding except as may be required by law.

17	ENTIRE AGREEMENT

This Agreement together with any documents referred to in it constitutes the whole agreement of the parties in relation to its subject matter and supersedes any previous agreement, representations, warranties or arrangements (whether in writing or oral) between them in relation to that matter; and no modification of this Agreement shall be effective unless it is made in writing.

18	WAIVER

The exercise, or partial exercise, of or any delay or omission in exercising any right conferred by this Agreement on any party shall not constitute a waiver of that or any other right or remedy available to that party nor, subject to the time limits for making claims set out in Schedule 8, affect the right to exercise that right or remedy at a later time and the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

19	EFFECT OF COMPLETION

The Warranties, and all other provisions of this Agreement insofar as they have not been performed at Completion, shall not be extinguished or affected by and shall remain in full force and effect notwithstanding Completion.

20	THIRD PARTY RIGHTS

20.1	No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person other than the parties to this Agreement, except to the extent (if any) that this Agreement expressly provides for that Act to apply to any of its terms.

20.2	Notwithstanding that any term of this Agreement may be or become enforceable by a person who is not a party to it, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated without the consent of any third party.

21	ASSIGNMENT

The Buyer may assign in whole or in part the benefit of this Agreement, the Tax Deed and any other agreement referred to in this Agreement to -

(a)	any Member of the Buyer Group to whom the Buyer transfers the Shares or Interests or the business of any Group Entity; or

(b)	to any financial institution by way of security for the borrowings of the Buyer under any loan agreement under which it borrowed the Consideration, or part of the Consideration, or to any other financial institution by way of security for the borrowings of the Buyer resulting from any refinancing of such borrowings, and any such assignee may enforce any right or benefit assigned to it as if it had been named as the Buyer in this Agreement, the Tax Deed or such other agreement, and may recover as if it had acquired the Shares and/or Interests for the consideration and on the other terms of this Agreement and had thereby sustained all diminutions of value, losses and expenses in consequence of such acquisition as have been sustained by the Buyer and any subsequent holder of the Shares and/or Interests, including itself, as if they were all one entity which had retained the ownership of the Shares and/or Interests throughout provided that the liability of any party to any such assignee shall not be greater than it would have been had such an assignment not taken place, and all the rights, benefits and protections afforded to a party shall continue to apply to the benefit of that party as against the assignor. Any purported assignment or the purported grant of any Encumbrance in contravention of this clause shall be ineffective.

22	SEVERANCE

If any provision of this Agreement is held by a Competent Authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

23	JOINT AND SEVERAL LIABILITY

23.1	Unless expressly stated otherwise, warranties, indemnities, covenants, agreements and obligations given or entered into by more than one person in this Agreement are given or entered into jointly and severally.

24	FURTHER ASSURANCE

Each of the Sellers shall from time to time after the Completion Date at its own cost and expense upon reasonable request by the Buyer do all such acts and execute all such documents as the Buyer may reasonably require for the purposes of vesting the full legal and beneficial ownership of the Shares and Interests in the Buyer.

25	COUNTERPARTS

This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other parties.

26	GOVERNING LAW AND JURISDICTION

26.1	This Agreement and any dispute or claim (whether contractual or otherwise) arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with English law, and the parties shall submit to the exclusive jurisdiction of the English courts in relation to any such disputes or claims.

26.2	Each party irrevocably waives any objection it might have to the courts of England being nominated as the forum to hear and decide any proceedings brought before it and to settle any dispute which may arise out of or in any way in connection with this Agreement and agrees not to claim that the courts of England are not a convenient or appropriate forum for these purposes.

27	GUARANTEE

27.1	In consideration of the Sellers entering into this Agreement, the Guarantor hereby guarantees to the Sellers the due and punctual performance, observance and discharge by the Buyer of all the Guaranteed Obligations if and when they become performable or due under this Agreement.

27.2	If the Buyer defaults in the payment when due of any amount that is a Guaranteed Obligation the Guarantor shall pay that amount to the Sellers in the manner prescribed by this Agreement as if it were the Buyer.

27.3	The Guarantor as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under clause 27.1 and clause 27.2, agrees to indemnify and keep indemnified the Sellers in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and reasonable expenses suffered or incurred by the Sellers directly arising out of, or in connection with, the Guaranteed Obligations not being recoverable for any reason or any failure of the Buyer to perform or discharge any of its obligations or liabilities in respect of the Guaranteed Obligations.

27.4	The liability of the Guarantor under the guarantee in this clause 27 shall not be reduced, discharged or otherwise adversely affected by:

(a)	any act, omission, matter or thing which would have discharged or affected the liability of the Guarantor had it been a principal debtor instead of a guarantor or indemnifier; or

(b)	anything done or omitted by any person which, but for this provision, might operate to exonerate or discharge the Guarantor or otherwise reduce or extinguish its liability under the guarantee.

SCHEDULE 1 THE SELLERS

(1) NAME OF THE SELLER	(2) ADDRESS

Jan Hall	Intentionally Omitted

Emma Fallon	Intentionally Omitted

Giles Allen	Intentionally Omitted

Kate Bamford	Intentionally Omitted

Helen Dingwall	Intentionally Omitted

Fleur Evans	Intentionally Omitted

Kate Rankine	Intentionally Omitted

Sandrine Roseberg	Intentionally Omitted

Andrew Woods	Intentionally Omitted

SCHEDULE 2

PART 1 - THE COMPANY

1	Name	:	JCA Group Limited

2	Registered number	:	05482430

3	Registered office	:	7th Floor North Block, 55 Baker Street, London, W1U 8EW

4	Date and place of incorporation	:	15 June 2005 England and Wales

5	Issued share capital	:	1,000 ordinary shares

6	Directors	:	Janice Elizabeth Hall Emma Jane Fallon Andrew Nicholas Woods

7	Secretary	:	None

8	Auditors	:	Leigh Saxton Green

9	Accounting reference date	:	31 March

PART 2 - THE COMPANY’S SUBSIDIARIES

	Name	:	JCA Search Limited

1	Registered number	:	05482426

2	Registered office	:	JCA Group, 7th Floor North Block 55, Baker Street, London, W1U 8EW

3	Date and place of incorporation	:	15 June 2005 England and Wales

4	Issued share capital	:	1 ordinary share

5	Registered and beneficial shareholders	:	JCA Group Limited

6	Directors	:	Janice Elizabeth Hall Emma Jane Fallon Andrew Nicholas Woods

7	Secretary	:	None

8	Auditors	:	None

9	Accounting reference date	:	31 March

	Name	:	JCA Board Practice Limited

1	Registered number	:	05482427

2	Registered office	:	JCA Group, 7th Floor North Block 55, Baker Street, London, W1U 8EW

3	Date and place of incorporation	:	15 June 2005 England and Wales

4	Issued share capital	:	1 ordinary share

5	Registered and beneficial shareholders	:	JCA Group Limited

6	Directors	:	Janice Elizabeth Hall Emma Jane Fallon Andrew Nicholas Woods

7	Secretary	:	None

8	Auditors	:	None

9	Accounting reference date	:	31 March

PART 3 - THE LLP

	Name	:	JCA Partners LLP

1	Registered number	:	OC356373

2	Registered office	:	7th Floor North Block, 55 Baker Street, London, W1U 8EW

3	Date and place of incorporation	:	12 July 2010 England and Wales

4	Designated Members:	:	Emma Jane Fallon Janice Elizabeth Hall

5	Members	:	Giles Allen Kate Bamford Helen Sarah Dingwall Fleur Imogen Evans Kate Sybil Rankine Sandrine Marie Jeanine Roseberg Andrew Nicholas Woods

6	Accounting reference date	:	31 March

SCHEDULE 3

THE PROPERTY

(1)	(2)	(3)	(4)	(5)	(6)

DESCRIPTION OF THE PROPERTY	ESTATE OR INTEREST	MATTERS AFFECTING THE PROPERTY	USE OF THE PROPERTY	INTERESTED GROUP ENTITY	RENT
Part 7th Floor, North Block, 55 Baker Street, London W1	Periodic tenancy	Contained in the draft lease	High class offices within paragraph (a) of Class B1	Company	£ Intentionally omitted per annum

SCHEDULE 4

PART 1 - THE COMPANY INTELLECTUAL PROPERTY

TRADE MARKS
Trade Mark	Country	Application / Registration No.	Classes	Goods/Services	Filing Date	Renewal Date	Status
JCA GROUP	UK	2630239	35,41

Class 35: Business consultancy, advisory, information and research services; market research and analysis services; business recruitment consultancy; assistance relating to recruitment and placement of staff; recruitment and placement services; provision of information relating to recruitment; recruitment of executive staff.

Class 41: Coaching; coaching in economic and management matters.

					02 August 2012	02 August 2022	Registered

Domain Names

• jcacoaching.co.uk • jcaexecutivesearch.co.uk • jcagroupassessment.co.uk • jcagroupboardeffectiveness.co.uk

• jcagroupcoaching.co.uk • jcagroupltd.co.uk • jcasearch.co.uk • The domain names to be transferred to the Company pursuant to clause 9.2 of this Agrement.

PART 2 - THE IP LICENCES

•	None

PART 3 - THE ICT SYSTEMS

•	Microsoft Windows

•	Microsoft Office

•	Sage Line 50

•	Leafpile

•	Bond Vantage

PART 4 - THE ICT CONTRACTS

•	Supply of services agreement between Bond International Software (UK) Limited and JCA Group

•	Software licence agreement between Bond International Software (UK) Limited and JCA Group

•	Supply of services agreement between iHotDesk Limited and JCA Group

•	Supply of services agreement between Klokwork Limited and JCA Group

•	Microsoft Office volume licencing agreement

SCHEDULE 5

PART ONE: SELLERS’ OBLIGATIONS ON COMPLETION

1	The Sellers shall procure that -

(a)	Janice Elizabeth Hall, Emma Jane Fallon and Andrew Wood resign as directors of the Company;

(b)	with respect to the operation of each bank account of each Group Entity, such changes are made to the mandates as the Buyer may require;

(c)	the registration of the Buyer or its nominee as the holder of the Shares is approved (subject only to properly stamped transfers being lodged for registration); and

(d)	any links on a website operated and/or owned by a Group Entity to any website of “JCA Coaching”, including without limitation, jcagroupcoaching.net is removed.

2	The Sellers shall deliver (or procure delivery) to the Buyer or the Buyer’s Solicitors -

(a)	transfers of the Shares duly executed by the registered holder(s) in favour of the Buyer;

(b)	the certificates for the Shares or an indemnity in the agreed form for any lost certificates;

(c)	the Tax Deed and this Agreement duly executed by the Warrantors as a deed;

(d)	the Specific Covenants for Tax duly executed by each LLP Seller (other than the Warrantors) as a deed;

(e)	the Disclosure Letter duly executed by the Warrantors;

(f)	the Service Agreements duly executed by each of the LLP Sellers respectively;

(g)	a copy of the minutes of the board or equivalent of the JCA Seller approving the entry into of this Agreement, the Tax Deed, the Disclosure Letter and any other document referred to in those agreements to which it is a party;

(h)	a copy of the minutes of the board and resolutions of the shareholders of the JCA Seller approving the change of name of the JCA Seller to “JH Events Limited”;

(i)	any power of attorney under which any document to be delivered under this Schedule has been executed;

(j)	the certificates of all the issued shares in each Group Entity (other than the Company and the LLP) or an indemnity in the agreed form for any lost certificates;

(k)	the statutory books of each Group Entity duly made up to date (including signed minutes of the LLP and signed minutes of the Company in the agreed form recording (i) the implementation of the matters specified in paragraph 1 of this Schedule and (ii) authorising the execution of all documents to be entered into by it pursuant to this Agreement and the performance by it of its obligations thereunder);

(l)	in the case of Janice Elizabeth Hall, Emma Jane Fallon and Andrew Wood as directors accordance with paragraph 1(c), their written resignation and an acknowledgement by deed in the agreed form that (save as stated therein) he has no claim against the Group for compensation for loss of office or for the termination of his employment or otherwise;

(m)	in the case of every member of the LLP, her written resignation and an acknowledgement by deed in the agreed form that (save as stated therein) he has no claim against the Group for compensation for loss of office or otherwise;

(n)	form LL TM01 in respect of the resignation of each LLP Seller as a member of the LLP in respect of their Interests;

(o)	form LL AP01 in respect of the appointment of the Buyer as a member of the LLP in respect of the Interests;

(p)	form LL AP01 in respect of the appointment of the Guarantor as a member of the LLP in respect of the Interests;

(q)	a screen shot showing the balance standing to the credit or debit of each bank account maintained by the Group at the close of business on the last Business Day before Completion;

(r)	the PSC register in respect of the Company;

(s)	bank mandates adding the following signatories to the bank accounts of the Company and the LLP:

(i)	Bruce Taylor; and

(ii)	Jignesh Pancholi,

and removing the current signatories to such bank account.

PART TWO: BUYER’S OBLIGATIONS ON COMPLETION

1	At Completion the Buyer shall (subject to the performance by the Sellers of their obligations under Part 1 of this Schedule):

(a)	pay to the Sellers’ Solicitors on behalf of the Sellers the Initial Consideration;

(b)	deliver to the Sellers’ Solicitor the Tax Deed and this Agreement duly executed by the Buyer as a deed;

(c)	deliver to the Sellers’ Solicitor the Disclosure Letter duly executed by the Buyer;

(d)	deliver to the Sellers’ Solicitor the Service Agreements duly executed by (1) each LLP Seller and (2) the Buyer; and

(e)	deliver to the Sellers’ Solicitors a copy of the resolution of the board of directors of the Buyer authorising the execution of and the performance by the Buyer of its obligations under this Agreement and each of the other documents to be executed by the Buyer.

2	Within one month of Completion, the Buyer shall procure that the LLP repays the £5,000 membership capital injection to each of the LLP Sellers, Crystal Walter, Rachel Ingram, Alex Loxton and Anna Caroline Rex.

SCHEDULE 6

PROFIT AND LOSS STATEMENT

PART ONE

FORM

1	The Profit and Loss Statement shall be substantially in the form of the pro forma statement in Part 2 of this Schedule 6.

2	The Profit and Loss Statement shall be prepared on the basis and policies consistent with those used to prepare the LLP’s Draft 2016 Accounts.

PREPARATION

3	Following Completion, the LLP Sellers’ Representative shall procure that a draft Profit and Loss Statement is prepared in accordance with this Schedule and shall deliver to the Buyer (who shall within 5 Business Days acknowledge receipt) a copy of the Profit and Loss Statement by 31 August 2016. If the Buyer fails to issue such an acknowledgement of receipt within 5 Business Days then it shall be deemed to have issued an acknowledgement of receipt on the second Business Day after it receives the draft Profit and Loss Statement.

4	The Buyer shall within 5 Business Days of the acknowledgement of receipt by the Buyer of the draft Profit and Loss Statement referred to in paragraph 2, notify the LLP Sellers’ Representative in writing if they consider that the draft Profit and Loss Statement as calculated by the LLP Sellers is incorrect and, set out the respects in which they consider the statement of the Profit and Loss Statement is wrong, identifying the amounts or items which are in dispute.

5	Unless the Buyer notifies the LLP Sellers’ Representative in writing within the period specified in paragraph 3 that, in its opinion the draft Profit and Loss Statement is not correct, the Profit and Loss Statement shall be conclusive and binding on the LLP Sellers and the Buyer.

6	If, within the period referred to in paragraph 3, the Buyer shall notify the LLP Sellers’ Representative in writing that, in its opinion the draft Profit and Loss Statement is not correct, the Buyer and the LLP Sellers’ Representative shall use all reasonable endeavours to agree the Profit and Loss Statement, but if the Buyer and the LLP Sellers’ Representative have not agreed the Profit and Loss Statement within 20 days of the date on which the Buyer’s notice of disagreement pursuant to paragraph 5 is delivered to the LLP Sellers’ Representative, either the LLP Sellers’ Representative or the Buyer may at any time after that date refer the matter or matters in dispute to such independent firm of chartered accountants as they shall agree or, in default of agreement within 10 days of any proposal for the appointment of such accountants, as shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the LLP Sellers’ Representative or the Buyer.

7	The independent firm of chartered accountants referred to in paragraph 5 shall determine the matter or matters in dispute acting as experts not as arbitrators and their decision shall be final and binding. Such independent firm of chartered accountants shall be instructed to deliver their determination as soon as practicable to the LLP Sellers’ Representative and the Buyer.

8	The LLP Sellers’ Representative (on behalf of all the Sellers) and the Buyer agree that they shall instruct any accountants appointed under paragraph 5 to determine only the particular aspect of the preparation of the Profit and Loss Statement in dispute and, accordingly, such accountants shall not determine or adjust any other matter or have regard to any fact not directly relating to the matter in dispute.

9	The LLP Sellers shall give such assistance and shall provide access to such information (including all working papers and audit files relating to the Accounts) as the Buyer may reasonably require in connection with the review of the draft Profit and Loss Statement; and the Buyer shall give such assistance and shall provide access to such information as the LLP Sellers or, if applicable, the accountants appointed under paragraph 5 may reasonably require in connection with the finalisation of the Profit and Loss Statement.

10	The fees of any accountants appointed under paragraph 5 shall be paid by the Buyer and the LLP Sellers in equal shares or as the accountant may determine and if either party shall fail to pay such fees in accordance with the provisions of this paragraph, the other may in its absolute discretion pay such fees on the non-paying party’s behalf and the non-paying party shall reimburse the other on demand all costs and expenses incurred by the other in so doing.

PART TWO

PRO-FORMA PROFIT AND LOSS STATEMENT

TURNOVER

Cost of sales

GROSS PROFIT

Administrative expenses

OPERATING PROFIT

Interest receivable and similar income
PROFIT FOR THE FINANCIAL YEAR BEFORE MEMBERS’ REMUNERATION AND PROFIT SHARES
Members’ remuneration charged as an expense
PROFIT FOR THE FINANCIAL YEAR AVAILABLE FOR DISCRETIONARY DIVISION AMONG MEMBERS

SCHEDULE 7

THE WARRANTIES

THE WARRANTIES

PART 1 – FUNDAMENTAL WARRANTIES

THE SHARES

1	The Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid up and beneficially owned by the JCA Seller free from all Encumbrances.

2	No person other than the JCA Seller is entitled to or has claimed to enjoy or exercise any rights attached to the Shares.

3	No person has the right (whether exercisable presently or in the future and whether contingently or not) to call for the allotment, sale or transfer of any share or debenture of the Company or to convert any securities into shares or debentures, or shares or debentures of a different class, of the Company.

THE INTERESTS

4	Each of the LLP Sellers is the sole legal and beneficial owner of the interest set out opposite his or her name in his or her Agreed Form Consideration Schedule, and the Interests constitute the whole of the interests in the LLP.

5	There are no other interests in the LLP other than the Interests.

6	There is no Encumbrance on, over or affecting the Interests or any of them, nor any agreement or commitment to create any such Encumbrance and no claim has been made that any person is entitled to any such Encumbrance.

7	No amount is owed to the previous holders of any Interests pursuant to any provision of the LLP Agreement or any other agreement in relation to the LLP.

8	There are no contracts, agreements or arrangements outstanding which call for the allotment, issue, creation or transfer of, or accord to any person the right to call for the allotment, issue, creation or transfer of the Interests.

CAPACITY OF THE SELLERS

9	Each of the Sellers has full power and authority and has taken all necessary corporate action to enable it to enter into and perform its obligations under this Agreement and the Tax Deed and all other agreements entered into, or to be entered into, pursuant to the terms of this Agreement, and such agreements, when executed, will constitute valid, and binding obligations of each of the Sellers in accordance with their terms.

10	The Sellers do not require (and if any of the Sellers require, such Seller confirms that it has obtained) the consent, approval or authority of any other person to enter into or perform their obligations under this Agreement or the Tax Deed or any other agreement entered into, or to be entered into, pursuant to the terms of this Agreement, and their respective entry into and performance of such agreements will not breach or constitute a default under any contractual, governmental or public obligation binding upon either of them.

11	The Sellers are not engaged in any litigation or arbitration proceedings which might have an effect upon their capacity or ability to perform their obligations under this Agreement or the Tax Deed or any other agreement entered into, or to be entered into, pursuant to the terms of this Agreement and, so as the Warrantors are aware, no such legal or arbitration proceedings have been threatened against either of them.

PART 2 - GENERAL WARRANTIES

GROUP COMPANIES, CONSTITUTION AND CORPORATE DOCUMENTS

12	The Company does not have any subsidiaries other than the subsidiaries set out in Schedule 2, Part 2.

13	The particulars of the Company and of its subsidiaries set out in Schedule 2, Parts 1 and 2, respectively, are true and accurate and not misleading.

14	The particulars of the LLP set out in Schedule 2 Part 3 are true and accurate and not misleading.

15	The Company and its subsidiaries are incorporated as private companies limited by shares.

16	The LLP is incorporated as a limited liability partnership.

17	The copies of the constitutional documents of the Company and of its subsidiaries attached to the Disclosure Letter are complete and accurate copies of all such documents as are specified in section 32 of the Companies Act 2006 and set out completely the rights and restrictions attaching to each class of share capital of the Company.

18	The copy of the LLP Agreement and incorporation documents of the LLP attached to the Disclosure Letter are complete and accurate copies of all such documents as are specified in section 2 and 5(a) of the Partnership Act 2000 and set out completely the rights and restrictions attaching to each member of the LLP.

19	The statutory books and registers of each Group Entity has been properly kept, no notice or allegation that any of them is incorrect or should be rectified has been received and, in particular, no application for the rectification of the any of the statutory books and registers, including the register of members, of any of the Group Entities is outstanding or threatened.

THE ACCOUNTS

20	The Accounts -

(a)	comply with the provisions of the Companies Act and have been prepared in accordance with generally accepted accounting principles in the United Kingdom;

(b)	give a true and fair view of the state of affairs of each Group Entity and of each Group Entity’s assets and liabilities as at 31 March 2015; and

(c)	have been prepared on a consistent basis for the previous three financial years ended on 31 March 2015.

21	The Accounts -

(a)	correctly and accurately set out the capital and reserves of each of the Group Entities as at 31 March 2015 and the profits or losses of the each of the Group Entities for the year ended on 31 March 2015;

(b)	make proper provision for all liabilities of each Group Entity as at 31 March 2015 (other than contingent or potential liabilities which are not expected to crystallise);

(c)	make proper provision or reserve for all bad and doubtful debts; and

(d)	contain either proper provision for, or full particulars in notes of, all Tax (including deferred Tax) of each of the Group Entities as at 31 March 2015.

22	The Accounts have been circulated to such persons and by such time to comply with the requirements of the Companies Act 2006 (or for accounting periods to which a predecessor Act applied, the provisions of that Act as in force for that accounting period including, if that were the case, the requirement to lay such accounts before a general meeting of the Group Entities, as applicable). The Accounts, and all reports required to be delivered with them, of each of the Group Entities have been delivered to the Registrar of Companies in full compliance with Chapter 10 of Part 15 of the Companies Act 2006.

THE DRAFT 2016 ACCOUNTS

23	The Draft 2016 Accounts -

(a)	comply with the provisions of the Companies Act and have been prepared in accordance with generally accepted accounting principles in the United Kingdom;

(b)	give a true and fair view of the state of affairs of each Group Entity and of each Group Entity’s assets and liabilities as at the Accounts Date; and

(c)	have been prepared on a consistent basis for the previous three financial years ended on the Accounts Date.

24	The Draft 2016 Accounts -

(a)	correctly and accurately set out the capital and reserves of each of the Group Entities as at the Accounting Date and the profits or losses of the each of the Group Entities for the year ended on the Accounting Date;

(b)	make proper provision for all liabilities of each Group Entity as at the Accounting Date (other than contingent or potential liabilities which are not expected to crystallise);

(c)	make proper provision or reserve for all bad and doubtful debts; and

(d)	contain either proper provision for, or full particulars in notes of, all Tax (including deferred Tax) of each of the Group Entities as at the Accounting Date.

MANAGEMENT ACCOUNTS

25	The Management Accounts were prepared in accordance with accounting policies consistent with those used in preparing the Accounts and are not inaccurate or misleading in any material respect. Except as expressly disclosed therein, there were no non-recurring or extraordinary items which materially affected the Management Accounts.

CHANGES SINCE THE ACCOUNTING DATE

26	Since the Accounting Date -

(a)	each of the Group Entities has carried on its business in the ordinary course and as a going concern without material interruption or alteration in the nature or scope of that business;

(b)	no Group Entity has allotted, issued, repaid, redeemed or purchased any share or loan capital or agreed to do so;

(c)	no Group Entity has declared, made or paid any dividend or other distribution of profits or assets;

(d)	no Group Entity has borrowed any money;

(e)	no Group Entity has lent any money (including loans to employees and the Sellers) which has not been repaid in full;

(f)	no Group Entity has factored any of its debts or engaged in any financing arrangement of any kind (including those of a kind not required to be shown in audited accounts);

(g)	no Group Entity has altered or agreed to alter the terms on which it gives credit to its customers generally;

(h)	no Group Entity has released any debtor on terms that it pays less than the book value of any debt and no debt has been written off or has proved to be irrecoverable to any extent.

(i)	no Group Entity has acquired or disposed of or agreed to acquire or dispose of any asset in excess of £5,000 other than in the ordinary and usual course of business, or assumed or incurred or agreed to assume or incur any capital commitments or material liabilities;

(j)	no Group Entity has paid or agreed to pay any management or similar charge; and

(k)	other than in relation to remuneration relating to their engagement by a Group Entity, no Group Entity has made any payment or directly or indirectly conferred any benefit on any Seller, any past or present director of any of the Group Entities or any Connected Person of any such person or agreed to make any such payment or confer any such benefit.

ASSETS

27	The assets included in the Accounts and any assets acquired or agreed to be acquired since the Accounting Date, together with the Company Intellectual Property Rights (other than Company Intellectual Property Rights used under the IP Licences) are the absolute and sole property of each of the Group Entities free from any Encumbrance.

28	No Group Entity shares the use of an asset with, or holds an asset jointly with, any other person and the Group Entities do not depend on any asset, facility or service owned or supplied by the Seller, other than services provided in relation to their engagement by a Group Entity.

29	No Group Entity is a party to any agreement for the hire, rent, hire purchase or purchase on deferred terms of any asset.

30	Each of the assets owned by each Group Entity, together with the assets which are leased, hired or rented comprise all material assets necessary for the continuation of the business of each Group Entity as previously carried on.

31	The amount of all debts owing to each of the Group Entities (less the amount of any provision or reserve for bad and doubtful debts included in the Accounts) will be fully recoverable in the ordinary course.

32	No debt is owing to any of the Group Entities by any of the Sellers.

LIABILITIES

33	Complete and accurate particulars are set out in the Disclosure Letter of all facilities for overdrafts, loans, acceptance credits and other finance available to any of the Group Entities and each Group Entity has complied with the terms of those facilities.

34	The borrowings of each of Group Entity are within its powers and do not exceed any limit imposed by its articles or LLP Agreement.

35	There is not outstanding any debt owing by any of the Group Entities which ought in the ordinary course to have been paid or on which interest may be claimed for late payment.

BUSINESS

36	Each of the Group Entities has conducted its business in accordance with all applicable Legislation and in accordance and within any constitutions restriction (if any) on its object and powers.

37	So far as the Warrantors are aware, each Group Entity has all Consents which are material and necessary for the proper carrying on of its business in the United Kingdom, each of which is valid and in force, and, so far as the Warrantors are aware, there is no fact or circumstance existing that is likely to lead to the suspension or revocation of any such Consent.

38	No Group Entity has (except for the purpose of carrying on its business in the ordinary course and subject to an obligation of confidentiality) disclosed, or agreed to disclose, or authorised the disclosure of, any of its lists of suppliers or clients, trade secrets or technological or confidential information concerning its business or its operational, management, marketing, financial or other affairs; and all of the same, are fully and properly recorded in writing or other appropriate form, are in the exclusive possession and control of the Group.

39	The Group has not (except for the purpose of carrying on its business in the ordinary course and except as restricted by the Data Protection Legislation or implied contractual obligations) entered into any agreement or is otherwise bound in any way which restricts its free use or disclosure of its information.

40	During the period of twelve months immediately preceding the date of this Agreement -

(a)	not more than 20 per cent. of any services supplied to each Group Entity in that period were supplied by any one person or group of Connected Persons;

(b)	not more than 20 per cent. of any services supplied by the any of the Group Entities in that period were supplied to any one person or group of Connected Persons; and

(c)	no substantial or critical supplier to or customer of any of the Group Entities has ceased or substantially reduced its business with any of the Group Entities or notified any of them of any intention of doing so, and there are no circumstances (including the sale of the Shares and Interests to the Buyer) which are actually known to any of the Sellers and which are likely to result in any such supplier or customer doing so.

41	No officer, employee or agent of any of the Group Entities has, so far as each of the Sellers are aware, paid any bribe (monetary or otherwise), given any inducement or otherwise used the assets of any of the Group Entities unlawfully to obtain an advantage for any person.

42	No Group Entity has agreed to become, a member of any partnership, joint venture, consortium, trade association or any other association of persons (whether incorporated or not incorporated).

43	The Group does not carry on business through any branch, agency or permanent establishment outside the United Kingdom.

CONTRACTS

44	The Disclosure Letter lists or refers to all material agreements to which each Group Entity is a party and all the material terms of such agreements have been disclosed to the Buyer.

45	There is not outstanding any contract to which any of the Group Entities is a party which -

(a)	has been entered into otherwise than in the ordinary course of business;

(b)	is not on arms’ length terms;

(c)	is for the supply of goods or services on terms materially different from its standard terms (true and complete copies of which are attached to the Disclosure Letter);

(d)	contains a placement fee of less than 30 per cent. of the first year salary, bonus, benefits and signing on bonus;

(e)	cannot be terminated by any of the Group Entities without payment of compensation by less than 90 days’ notice;

(f)	is in the nature of an agency, distribution, franchise or management agreement;

(g)	confers on any person the exclusive right to supply any description of goods or services to or for any of the Group Entities or, as its agent or distributor, to supply any description of goods or services within any geographical area;

(h)	involves liabilities which may fluctuate in accordance with any index or with any rate of currency exchange or with movements in the price of any securities or commodities;

(i)	is dependent on the guarantee, covenant of or security provided by any other person;

(j)	so far as the Warrantors are aware, is or may be unenforceable or voidable at the instance of any other party or void;

(k)	may be terminated as a result of any Change in Control of any of the Group Entities;

(l)	is for the sharing of profits with any other person or for the payment to any other person of any sum dependent on the profits of any of the Group Entities;

(m)	is a contract or arrangement in which the Seller or any Connected Person of a Seller or any director of any of the Group Entities or any Connected Person of such director has a direct or indirect interest; and any of the Group Entities has not been a party to any such contract or arrangement within the 6 months before the date of this Agreement; or

(n)	may restrict the freedom of any of the Group Entities to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit including its ability to use or disclose any information.

46	There is not outstanding any contract or arrangement to which the Seller or any Connected Person of a Seller is a party or of which it has the benefit which would have to be assigned to or vested in any of the Group Entities to enable any of the Group Entities to carry on its business or enjoy the rights and privileges attaching to any of its assets and undertaking in the same manner and to the same extent and on the same basis as the Group has carried on business or enjoyed such rights prior to the date of this Agreement.

47	The Warrantors are not aware of any breach of the terms of any contract to which any of the Group Entities is a party by any other party thereto.

48	No default or event (including the sale of the Shares and Interests to the Buyer) has occurred or, so far as the Warrantors are aware, is about to occur as a result of which -

(a)	any agreement or arrangement to which any of the Group Entities is a party or any right or privilege which any of the Group Entities enjoys will or may be varied as to its terms or conditions or be terminated;

(b)	any borrowed moneys or other indebtedness of any of the Group Entities will or may become payable or any security given by it will or may become enforceable.

POWERS OF ATTORNEY

49	No power of attorney given by any of the Group Entities is now in force and no person, as agent or otherwise, is entitled or authorised to bind or commit any of the Group Entities to any obligation not in the ordinary course of any of the Group Entities’ business, and the Seller is not aware of any person purporting to do so.

INSURANCE

50	Details of the policies of insurance, which cover all such risks as are usually insured against by persons carrying on similar businesses, to which each of the Group Entities is a party have been provided in the Data Room. No Warrantor is aware of any facts or circumstances which would cause any such policy to be invalidated or prevent a claim against such policies. All premiums due in respect of such policies have been paid to date, and so far as the Warrantors are aware, there are no outstanding claims under any of the policies.

51	No claim is outstanding under any of the policies and so far as the Warrantors are aware no matter exists which might give rise to such a claim under any of the policies.

LEGAL PROCEEDINGS

52	No Group Entity is engaged or involved in or threatened with any litigation, prosecution, arbitration, proceedings, enquiries, investigation, industrial dispute, action, other legal proceedings (whether as claimant, defendant or third party) or administrative proceedings and, so far as the Warrantors are aware, there are no litigation, prosecution, arbitration, proceedings, enquiries, investigation, industrial dispute, action, other legal proceedings (whether as claimant, defendant or third party) or administrative proceedings pending or threatened by or against any Group Entity which might have a material effect on its business.

53	There is no judgement or order of any court or other Competent Authority against any of the Group Entities or any person for whose acts any of the Group Entities is vicariously liable which has not been satisfied or discharged neither any of the Group Entities nor any such person has been party to any undertaking or assurance given to any Competent Authority.

54	Neither any of the Group Entities nor, so far as the Warrantors are aware, any person for whose acts any of the Group Entities may be vicariously liable has committed or omitted to do any act or thing which could give rise to any fine or penalty.

INSOLVENCY

55	No Group Entity is insolvent or unable to pay its debts within the meaning of any insolvency Legislation applicable to each of the Group Entities and no Group Entity has stopped paying its debts as they fall due.

56	No order has been made or petition presented, meeting convened or resolution passed for the winding up of any of the Group Entities.

57	No administrator, administrative receiver or receiver has been appointed in relation to the any of the Group Entities, nor has any step been taken to initiate any process by or under which an administrator, administrative receiver or receiver may be appointed in relation to any of the Group Entities.

58	There are no circumstances, including the filing of documents with any court or the giving of notice of intention to appoint an administrator, which are known to the Warrantors which would entitle any person to present a petition for the winding up or administration of any of the Group Entities or to appoint an administrator or receiver of the whole or any part of its undertaking or assets.

59	No composition in satisfaction of the debts of any of the Group Entities or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors or members or any class of its creditors or members has been proposed, sanctioned or approved.

60	No distress, distraint, charging order, garnishee order, execution or other process has been levied against any of the assets of any of the Group Entities and remains undischarged.

61	So far as the Warrantors are aware, no event has occurred causing any floating charge created by any of the Group Entities over its business or assets to crystallise or any charge created by it or its business or assets to become enforceable nor has any such crystallisation occurred nor is such enforcement in process.

RECORDS

62	The accounting records and all registers, books and other records of each of the Group Entities -

(a)	are in its possession or under its exclusive control; and

(b)	contain a materially accurate record of the matters which they ought to record.

63	All records or other documents (as defined in section 13 of the Civil Evidence Act 1995) recording or evidencing any contract, licence, consent or other right of any of the Group Entities or required for the exercise of any such right are in the possession or under the exclusive control of the relevant Group Entity.

ACCURACY OF INFORMATION

64	All information contained in the schedules to this Agreement concerning each of the Group Entities and their respective businesses and assets, which has been disclosed in writing by or on behalf of the Sellers to the Buyer are complete and accurate and are not in any way misleading.

PART 3 - COMPANY INTELLECTUAL PROPERTY AND IP LICENCES

DISCLOSURE, OWNERSHIP AND VALIDITY

65	Full disclosure: Complete and accurate particulars of the Registered Intellectual Property Rights registered and owned by a Group Entity are set out in Part 1 of Schedule 4. There are no agreements or arrangements in effect whereby a licence, sub-licence or other permission to use has been granted to or by, or is obliged to be granted to or by a Group Entity in respect of any Company Intellectual Property Rights except as set out in Part 2 of Schedule 4.

66	Adequacy: The Company Intellectual Property Rights comprises all of the Intellectual Property Rights necessary for the Group to carry on its business as it has been carried on before the Completion Date.

67	Ownership: Except to the extent that the Company Intellectual Property Rights are subject to an IP Licence from a Group Entity to a third party, or a Group Entity is the licensee of rights under the IP Licences or the ICT Contracts, a Group Entity is the sole and beneficial owner of the Company Intellectual Property Rights free from all Encumbrances so far as the Warrantors are aware.

68	Registered and Unregistered Rights: To the extent that any of the Company Intellectual Property Rights owned by a Group Entity is registered or granted, it is, so far as the Warrantors are aware, valid and subsisting.

69	Fees: All registration and renewal fees payable in respect of any of the Company Intellectual Property Rights have been paid up to date.

70	Employees’ Rights: So far as the Warrantors are aware, there are no outstanding or potential claims against a Group Entity to pay compensation or damages to any present or former employee in respect of any Intellectual Property Rights, whether under section 40 of the Patents Act 1977 or otherwise.

71	IP Licences: All the IP Licences are in full force and effect. So far as the Warrantors are aware, there are no grounds on which any of the IP Licences may be terminated by reason of the execution and performance of this Agreement.

TRADE MARKS

72	No Third Party Use of Similar Trade Marks: So far as the Warrantors are aware, no person other than a Group Entity uses in the United Kingdom any trade mark, domain name or business name which is the same as, or is confusingly similar to, any business name used in connection with services supplied by the Company in the course of, its business at any time within two years before the date of this Agreement on or in relation to services which are similar to those of any description so supplied by a Group Entity.

INFRINGEMENT

73	Company Intellectual Property: None of the Company Intellectual Property Rights owned by a Group Entity -

(a)	is authorised by a Group Entity to be used, enjoyed or exploited by any person except the Group;

(b)	so far as the Warrantors are aware, is being, or has been within two years before the date of this Agreement, infringed, opposed or attached by any person; or

(c)	is jointly owned by a third party.

74	No Infringement of Third Party IPR: So far as the Warrantors are aware, none of the Company Intellectual Property Rights owned by a Group Entity infringes or has infringed any known Intellectual Property Rights of a third party.

75	No Breach of IP Licences: None of the Warrantors nor, as far as the Warrantors are aware, any other party is in breach of any IP Licence to which they are a party.

76	CDPA 1988: None of the Company Intellectual Property Rights is subject to any known claims arising under sections 77 to 80 of the Copyright, Designs and Patents Act 1988.

77	Know how: The know-how of the Group is clearly and comprehensively documented and all such documents are held by a Group Entity.

78	Confidential Information:

(a)	no Group Entity is subject to any agreement which imposes on it a material restriction on the use or disclosure of any information owned by a Group Entity used in the business of the Group;

(b)	no Group Entity has disclosed, nor is it obliged to disclose, any know how, trade secrets or confidential information to any third party, other than in the ordinary course of business and subject to an obligation of confidentiality; and

(c)	no Group Entity is subjected to a material restriction on in its ability to use, or to disclose to any third party, any information or know how not owned by a Group Entity, including in each case trade secrets, information or know how (as the case may be) comprised in the Company Intellectual Property Rights (apart from Company Intellectual Property Rights which are licensed to a Group Entity under an IP Licence).

PART 4 - ICT SYSTEMS AND ICT CONTRACTS

79	Full Disclosure: Complete and accurate details of all elements of the ICT Systems and of the ICT Contracts are set out in the Data Room.

80	Full Rights to Use ICT Systems before and after Completion: The Group has all necessary rights and authority to use and operate the ICT Systems in the manner being used and operated as at the Completion Date and as far as the Warrantors are aware, all such use is within the scope of such rights and authority.

81	The ICT Systems -

(a)	are functioning properly;

(b)	are not at the Completion Date, and have not been within the 12 months preceding the Completion Date, subject to any major failures relating to any part of them;

(c)	have been properly maintained and updated and have performed to a standard necessary to fulfil the requirements of the Group in a manner consistent with the smooth operation of the Group Entities;

(d)	include adequate security and commonly available anti-virus technology, so as to ensure the confidentiality, integrity and availability of all data stored on them; and

(e)	have sufficient capacity and performance to meet the present business requirements of the Group Entity currently using them.

82	No Claims re ICT Contracts: So far as the Warrantors are aware, none of the ICT Contracts are subject to any complaints, claims, disputes or proceedings.

83	Source Code and Software Escrow: With the exception of standard software (being such software as is, or was at the time of purchase, freely available on the open market for general commercial use), all of the source code for software which is material to the business of a Group Entity (including all documents necessary to understand the source code) is, and will following Completion remain, either in the exclusive possession or control of the relevant Group Entity or is, or following Completion will be, the subject of the escrow deposit arrangements with independent escrow agents, details of which are set out in the Disclosure Letter.

84	ICT Contracts Unaffected by Change of Control and Renewable: None of the ICT Contracts are liable to be terminated or otherwise materially affected by a change of control of the Group and the Warrantors are not aware of any reason why any ICT Contract will not be renewed on the same or substantially similar terms when it expires.

85	Data on ICT Systems: All data used in connection with the business of any Group Entity is held on the ICT Systems and all data obtained by a Group Entity has been lawfully obtained by such Group Entity.

PART 5 - DATA PROTECTION

In this Part 5 of Schedule 7, the terms ‘data subject’, ‘personal data’ and ‘processing’ (including variations thereof) have the meanings set out in the Data Protection Legislation.

GENERAL

86	Registration: Each Group Entity has, if so required by any Data Protection Legislation, a current, accurate and complete entry in all relevant registers maintained by all applicable authorities established pursuant to Data Protection Legislation (each, a ‘Supervisory Authority’), and particulars of the entry are set out in the Disclosure Letter.

87	Enforcement: In the past 12 months no Group Entity has received any statutory notice, warrant or other communication from a Supervisory Authority alleging and/or enforcing non-compliance with the Data Protection Legislation, or requesting an audit relating to compliance with the Data Protection Legislation, or to change or delete any of the personal data or prohibiting the transfer of the personal data to a third party or out of the European Economic Area.

88	So far as the Warrantors are aware, no Group Entity has committed a material breach of any Data Protection legislation during the past 12 months.

PART 6 - OFFICERS AND EMPLOYEES

INTERPRETATION

89	In this Part 6 of Schedule 7 -

‘Employment Legislation’ means Legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers;

‘Employee’ means any person employed by a Group Entity under (a) a contract of employment; or (b) any other contract, whether express or implied whereby the person undertakes to do or perform personally any work or services for a Group Entity;

‘Key Employee’ means any Employee whose basic annual salary is £60,000 or greater; and

‘Non-Employee’ means any individual who, whether directly or indirectly (through an intermediary, personal services company or otherwise), is providing services to a Group Entity but who is not an Employee (including, but not limited to, where the individual acts as a consultant or is on secondment).

GENERAL

90	Complete, up to date and accurate particulars are set out in the Data Room of the principal terms of the contracts of all Employees including -

(a)	their job title;

(b)	their remuneration (including basic salary, any bonus and/or commission arrangements, and any benefits and privileges provided or which a Group Entity is bound to provide to them or their dependants whether now or in the future);

(c)	the commencement date of their contract and (if different to the commencement date) the date on which their continuous service began;

(d)	the length of notice necessary to terminate their contract by both the Employee and the employing entity in each case, or if a fixed term, the expiry date of the fixed term and details of any previous renewals; and

(e)	the type of contract (whether full or part-time or other).

91	A complete and accurate copy of each set of standard terms and conditions of employment for the Employees has been provided in the Data Room, together with a list specifying which Employees are employed under each such contract.

92	There are no Employees who are employed under terms which differ materially from the standard terms and conditions that they are specified to be employed under pursuant to paragraph 91 above.

93	A complete and accurate copy of each set of standard terms and conditions that apply to Non-Employees is attached to the Disclosure Letter together with a list specifying which Non-Employees provide services under each such contract.

94	There are no Non-Employees who provide services under terms which differ materially from the standard terms and conditions that they are specified to be engaged under pursuant to paragraph 93 above.

95	All Non-Employees are correctly categorised and treated by the Group as such as such and no Non-Employee (including but not limited to Alan Martin, Laura James and Anne Lucas) is entitled to any of the rights to which Employees are entitled under the Employment Legislation.

96	There are no employees of the Group who are engaged under an agreement with a Group Entity which is purported not to be a contract of employment, and nor have any current or former employees of the Group previously been engaged by a Group Entity under any such agreement.

97	True, complete and accurate copies of all handbooks and employment policies which apply to the Employees have been provided in the Data Room.

98	The Data Room contains details of all schemes, plans and arrangements providing for private medical cover, long-term disability cover, life assurance cover, health and welfare benefits, retention or change in control payments or benefits and any other benefits as may be provided to the Employees or any Non-Employees.

99	Complete and accurate particulars are set out in the Disclosure Letter of all Employees of the Group who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

100	No notice to terminate the contract of employment of any Employee of the Group (whether given by the relevant employer or by the Employee) is pending, outstanding or threatened and, so far as the Warrantors are aware, no Key Employee is considering giving notice of termination of his or her contract of employment.

101	The Group has not given or received notice of termination of any contract through which any Non-Employee is engaged, whether directly or indirectly (through an intermediary, personal services company or otherwise)

102	Every Employee of the Group who requires a work permit to work in the United Kingdom has a current work permit or other permission and the Group has complied in full with its legal obligations to maintain records of the Employees’ right to work in the United Kingdom.

103	No offer of employment or engagement has been made by the Group that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

104	The acquisition of the Shares and Interests by the Buyer and compliance with the terms of this Agreement will not enable any directors, officers or Employees of the Group to terminate their employment or to treat themselves as released from any obligation or to receive any payment or other benefit.

105	All contracts between the Group and its Employees and Non-Employees are terminable at any time on three months’ notice or less without compensation (other than that payable by statute).

106	All contracts between the Group and its directors and Employees comply with any relevant requirements of section 188 of the Companies Act 2006.

107	There are no on-going redundancies amongst any of the Employees and there are no proposals to implement any redundancies amongst any of the Employees in the next 12 months.

108	The Group is not a party to, bound by (including as a result of any established form of custom and/or practice) or proposing to introduce in respect of any of its directors or Employees any redundancy payment scheme in addition to statutory redundancy pay and so far as the Warrantors are aware there is no legitimate expectation on the part of any Employee to receive any such payments, nor is there any agreed procedure for redundancy selection.

109	The Group is not a party to, bound by or proposing to introduce in respect of any of its directors, Employees or Non-Employees any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Group.

110	No Employee has a contractual or other legal right to a bonus or any other remuneration in excess of their annual salary.

111	There are no outstanding loans between the Group and any of its directors, Employees or Non-Employees.

112	No Key Employee provides services to the Group under an agreement which is not a contract of employment.

CLAIMS

113	So far as the Warrantors are aware, there are no complaints, disputes or claims of any nature, which have been brought, are pending, have been threatened or are anticipated against the Group in relation to any individual who is or was at any time employed or engaged, whether directly or indirectly (through an intermediary, personal services company or otherwise) by the Group.

114	All claims and potential claims which have been brought against the Group by any individual who is or was at any time employed or engaged, whether directly or indirectly (through an intermediary, personal services company or otherwise) by the Group have been settled on a full and final basis, pursuant to a binding and legally enforceable agreement, where all amounts and benefits due pursuant to such agreements have already been paid and provided to the relevant individual in full and there are no further liabilities in relation to the same which remain to be paid or provided.

115	No Employee is the subject of on-going disciplinary proceedings by the Group and no Employee of the Group is currently subject to a written disciplinary warning and there is no disciplinary decision in relation to which any sanction or internal appeal remains outstanding or in relation to which an internal appeal may still properly be made.

116	There are no formal grievance proceedings in relation to any Employee that are current and unresolved.

117	No current or former Non-Employee has asserted or claimed that he or she has any statutory rights as an employee of the Group and so far as the Warrantors are aware there are no circumstances that are likely to give rise to such an assertion or claim.

118	So far as the Warrantors are aware, the Group has not incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

119	So far as the Warrantors are aware, the Group has not incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation.

120	In the past two (2) years the Group has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director, officer or Employee or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

121	No subject access requests made to the Group pursuant to the Data Protection Legislation by Employees are outstanding and the Group has complied with the provisions of the Data Protection Legislation in respect of all personal data held or processed by them relating to their Employees and former Employees.

TRADE UNIONS

122	The Group does not recognise any trade union in respect of any Employees and there is no works council, staff association or other form of employee representative body which represents any of the Employees.

123	Within the last three years, no written or unwritten request has been received by the Group for recognition of a trade union, works council, staff association or other employee representative body in respect of any Employees or former employees.

124	The Group is not and has not in the last two years been involved in any industrial, trade or other dispute with any trade union, works council, staff association or other employee representative body and there is nothing likely to give rise to such a dispute.

COMPANY OBLIGATIONS AND COMPLIANCE

125	The Group has not in the last 12 months altered and shall not alter (whether to take effect prior to, on or after the Completion Date) any of the terms of employment of any of the Employees.

126	The Group has not and will not transfer any Employee from working for the Group, induce any Employee to resign their employment or agree to transfer any Employee from the Group.

127	There are no sums due to or in respect of any Employee or Non-Employee which are in arrears or unsatisfied at the date hereof other than wages for the current salary period and (in the case of Non-Employees) fees for the current invoicing period.

128	The Group has not offered, promised or agreed to any future variation in the terms and conditions applicable to any Employee or Non-Employee.

129	There are no share option, share purchase or other share-based incentive schemes (or associated employee benefit trusts) applicable to any Employee or any Non-Employee or in respect of which any Employee or Non-Employee has any outstanding rights.

130	In respect of each Employee and Non-Employee, the Group has -

(a)	performed all obligations and duties it is required to perform whether arising under contract, statute, at common law or in equity or under any treaties, directives or regulations and any other laws of the European Union or otherwise; and

(b)	maintained up to date records.

131	The Group has not in the last 5 years been a party to a ‘relevant transfer’ as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006.

PART 7 – PENSIONS

132	In this Part 7 of Schedule 6 –

‘Relevant Person’ means any officer or employee or former officer or employee of the Group and any person whose services are or have been provided for the Group.

CURRENT PENSION ARRANGEMENTS

133	The Group is not and has not at any time been a party to or participated in or contributed to any scheme, agreement, or arrangement under which it has or may have any obligation (whether legally enforceable or not) to pay or make provision for payment of any pension, lump sum, gratuity or other benefit on retirement, death, incapacity, sickness, disability or other similar circumstances of any Relevant Person or the relatives or dependants of any Relevant Person and, in particular, the Group has not at any time participated in or been a participating employer of any defined benefit pension arrangement or any defined contribution pension arrangement except where there is no liability (actual, prospective or contingent) for the Group.

COMMUNICATIONS AND EX GRATIA PENSIONS

134	The Group –

(a)	has not given any undertaking, assurance, proposal or announcement (whether legally enforceable or not) as to the introduction, continuance, improvement or increase of any pension, lump sum, gratuity or other benefit on retirement, death, incapacity, sickness, disability or other similar circumstances or as to the rights of any person to receive such benefits; or

(b)	is not paying nor has at any time paid any such benefit;

to (in either case) any Relevant Person or the relatives or dependents of any Relevant Person.

TUPE TRANSACTIONS

135	As far as Group is aware, the Group has no obligation to provide any benefits to any person as a result of the decision of the European Court of Justice in Beckmann v. Dynamco Whicheloe Macfarlane Limited or Martin v South Bank University.

DISPUTES

136

The Group is not engaged or involved in any proceedings which relate to or are in connection with any scheme, agreement or arrangement for the provision for payment of any pension, lump sum, gratuity or other benefit on retirement, death, incapacity, sickness, disability or other similar circumstances of any Relevant Person or the relatives or dependants of any Relevant Person, no such proceedings are pending or threatened and there are no facts likely to give rise to any such proceedings. For the purposes of this paragraph, ‘proceedings’ includes any litigation or arbitration and any investigation or determination by the Pensions

Ombudsman, the Pensions Regulator, the Pensions Advisory Service or the Occupational Pensions Regulatory Authority or any complaint under any internal dispute resolution procedure established in connection with any such scheme, agreement or arrangement.

STAKEHOLDER PENSION

137	Prior to 1 October 2012, the Group complied with its obligation to consult, designate and facilitate access to a stakeholder pension [as required by the Welfare Reform and Pensions Act 1999 and the Stakeholder Pension Schemes Regulations 2000].

CONNECTED AND ASSOCIATED PERSONS

138	Neither the Group nor any person with which the Group is connected or of which the Group is an associate (where “connected” and “associate” have the meanings ascribed to such terms under sections 249 and 435 of the Insolvency Act 1986 respectively) participates, or has participated, as an employer in an occupational pension scheme other than a money purchase scheme (as defined in section 181 Pensions Scheme Act 1993).

PART 8 - THE PROPERTY

INTERESTS

139	The Property comprises all the land and buildings owned by the Group or used or occupied by it or in which it has any other interest, right or liability.

140	The information in Schedule 3 is complete and accurate and not misleading.

HISTORIC PROPERTIES

141	The Group has no liabilities (actual or contingent) in relation to any land and/or buildings except any arising in the documents of title to the Property.

TITLE

142	There are no subsisting contracts involving any disposition of the Group Entity’s interest in the Property.

143	A Group Entity is in possession of, uses and occupies the Property which is not vacant.

144	So far as the Warrantors are aware, no person is or claims to be entitled (actually or conditionally) to occupy use or control the Property other than a Group Entity.

ADVERSE INTERESTS

145	So far as the Warrantors are aware there is no right, easement, wayleave, licence or informal arrangement, public or private, which is enjoyed or in course of being acquired by or against the Property.

146	So far as the Warrantors are aware, there is no agreement, obligation, event or other matter which is registered or, although not registered, is capable of registration as a local land charge, land charge, caution, inhibition or notice in relation to the Property.

147	So far as the Warrantors are aware, the Property is not subject and is not likely to become subject to anything that would or could materially adversely affect its existing use or its value or the Group’s ability to continue to carry on its existing business from it a reasonably similar manner as at the present and at a reasonably similar cost.

148	As far as the Warrantors are aware the Property is not subject to any compulsory purchase proposals of any kind at any stage in the process.

149	No Group Company is, or so far as the Seller is aware is alleged to be, in breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) affecting the Property or its use.

MATTERS BENEFITING THE PROPERTY

150	The access ways used in practice to the Property is or are over roads and/or footpaths which, so far as the Warrantors are aware, have been adopted by the local or other highway authority and which are maintainable at the public expense.

151	So far as the Warrantors are aware, the Property benefits from all permanent and legally enforceable rights and easements necessary for its continued enjoyment and use for its present purpose (without restrictions as to hours or otherwise) and for the repair and maintenance of any building or structure on it.

152	Water, drainage, electricity gas and telecommunications are directly connected to the mains services at the Property

STATUTORY OBLIGATIONS, NOTICES AND ORDERS

153	The Sellers have not received any notice alleging breach of any obligations with respect to the Property which are necessary to comply with the requirements (whether formal or informal) of any Competent Authority exercising statutory or delegated powers.

154	Fire risk assessments have been carried out in respect of the Property and copies are held at the Property where requisite and no notice has been received by the Sellers of any outstanding requirements of the local fire authority

RATES, TAXES AND OTHER OUTGOINGS

155	The Property is not subject to the payment of any outgoings other than non-domestic or business rates (and in the case of leaseholds, rents reserved by the relevant lease) and all outgoings have been duly paid to date, and none is in dispute or under appeal.

CLAIMS AND DISPUTES

156	No notice, action, claim, proceeding, demand, dispute or liability (contingent or otherwise) in respect of the Property or its use is outstanding or anticipated.

157	The Company has not had occasion to make any claim or complaint in relation to any neighbouring property or its use or occupation.

PLANNING AND DEVELOPMENT MATTERS

158	The current use of the Property is as stated in Schedule 3.

159	So far as the Warrantors are aware, compliance is being and has at all times been made with Planning Laws and the use of the Property complies with such laws. .

160	In relation to the Property, the Warrantors are not aware of any planning permission being given subject to unusual or onerous conditions or on a temporary or personal basis and so far as the Warrantors are aware, no permission has been the subject of any enforcement process or suspended or remains unimplemented in whole or in part and no planning application has been submitted by the Sellers which awaits determination.

161	So far as the Warrantors are aware, the Property is not subject to or affected by any agreement under section 106 of the Town and Country Planning Act 1990, section 33 of the Local Government (Miscellaneous Provisions) Act 1982 or any Legislation of a similar nature.

162	So far as the Warrantors are aware, any planning permissions relating to the Property that have not been implemented may be freely and lawfully implemented without further applications notifications or payments.

163	The Sellers have not received any notices relating to any outstanding monetary claim (actual or contingent) under Planning Law or any planning permission or agreement referred to in paragraph 169.

164	So far as the Warrantors are aware, the Property is not –

(a)	listed as being of special historic or architectural importance;

(b)	located in a conservation area; or

(c)	a scheduled ancient monument.

CONDITION OF THE PROPERTY

165	So far as the Warrantors are aware, there has been no flooding, subsidence, heave or significant structural or drainage defect at the Property and there is no material defect in the condition of the Property.

166	No deleterious building material or method of construction that is not in accordance with currently accepted good building practice has been used by the Sellers in carrying out any alteration or repair to the Property.

LEASES

167	In relation to any of the Property which is leasehold or subject to leases (including underleases) and any other third party rights of occupation -

(a)	the lease is not subject to any licences, collateral assurances, undertakings, side agreements or concessions;

(b)	so far as the Warrantors are aware, all lease covenants on the part of the landlord and the tenant have been complied with;

(c)	there are no allegations of breach of the lease terms and no refusal to accept rent;

(d)	the rent referred to in Schedule 3 is the current rent payable under the relevant lease and there are no rent reviews in the course of being determined;

(e)	no predecessor in title of the present tenant nor any surety has been released.

DUE DILIGENCE AND INFORMATION

168	The Sellers have provided true and complete copies of all deeds, documents and other information held by the Sellers which is relevant to the Group’s interest in or use of the Property or its value.

PART 9 - TAX

INTERPRETATION

169	In this Part 9 of Schedule 7 -

‘CTA 2009’ means the Corporation Tax Act 2009;

‘TCGA 1992’ means the Taxation of Chargeable Gains Act 1992; and

‘VATA 1994’ means the Value Added Tax Act 1994.

COMPLIANCE - GENERAL

170	The Company and the LLP have, within the relevant time limits, correctly made all returns and payments required to be made by them in the last four years for any Tax purposes, and have kept all records and other documents required to be kept by any Legislation relating to Tax.

171	The LLP has on behalf of each of the LLP Sellers and, within the relevant time limits, correctly made all payments required to be made by the LLP Sellers in the last four years for any Tax purposes in respect of their share of any income, profits or gains of the LLP.

172	There is no dispute or investigation and there has not at any time within the last four years been any dispute or investigation between the Company or the LLP and any Tax Authority (other than the routine negotiation of tax returns and computations) and the Company and the LLP are not and have not within the last four years been, the subject of an investigation by any Tax Authority (other than routine PAYE, national insurance and VAT audits).

173	Both the Company and the LLP have properly operated the Pay As You Earn system (including its application to National Insurance Contributions) and have complied with all their reporting obligations to HM Revenue & Customs in connection with the treatment of individuals engaged by the Company or the LLP (as applicable) as either Employees or Non-Employees (as such terms are defined in Part 6 of this Schedule [7]) and in relation to all benefits provided for employees (including but not limited to any loans provided to employees, directors or shareholders).

174	All rents, interest, annual payments and other sums of an income nature (in each case where the amount involved is material) which have been paid or become payable since the Accounting Date by the Company or the LLP or which either the Company or the LLP is under an existing obligation to pay in the future are, or so far as the Warrantors are aware, will be, wholly allowable as deductions or charges against profits or in computing profits for the purposes of Tax, save for in respect of capital expenditure qualifying for capital allowances and expenditure on entertainment.

175	All instruments executed by the Company and/or the LLP have been properly stamped.

CHANGE AND DIMINUTION OF TRADE

176	Within the period of three years ending on the date of this Agreement there has not been a major change in the nature or conduct of any trade carried on by the Company; nor has the scale of the activities in any trade carried on by the Company become small or negligible for the purposes of Chapter 2 of Part 14 CTA 2010.

177	At all times within the period of four years ending on the date of this Agreement, the LLP has carried on a trade with a view to profit for the purposes of section 1273 of CTA 2009 and/or section 863 of the Income Tax (Trading and Other Income) Act 2005.

178	Each of the LLP and the Company is entitled to capital allowances in respect of all expenditure incurred by it in the last four years on know-how and plant and machinery used in any trade carried on by it.

CLOSE COMPANY

179	The Company is a close company for the purposes of any Tax and no loans that fall within sections 455, 459 or 460 of CTA 2010 will give rise to a charge to tax on the Company under section 455 of CTA 2010.

180	The Company has not written off, or agreed to release or write off, the whole or part of any loans described in paragraph 179 above.

VALUE ADDED TAX

181	Each of the Company and the LLP:

(a)	is registered as a taxable person for the purpose of value added tax;

(b)	has in the last four years fully complied with all provisions of any Legislation relating to value added tax and all directions and conditions made or imposed pursuant to any of those provisions; and

(c)	has not in the last four years been subject to any interest, forfeiture, surcharge or penalty in relation to value added tax, and any such interest, forfeiture, surcharge or penalty disclosed has been paid or otherwise satisfied by the Company.

182	Neither the Company nor the LLP is, nor has either of them been in the period of four years ending with the date of this Agreement, a member of a group of companies for VAT purposes.

OVERSEAS

183	The Company is, and has always been, resident in the United Kingdom for United Kingdom Tax purposes, and has not been treated at any time as also resident or as having an establishment for Tax purposes in any other jurisdiction.

184	The Company has not at any time traded or carried on any activity, and the Company does not own any asset, outside the United Kingdom.

185	The LLP has not at any time had a taxable presence in a country outside the United Kingdom, and the LLP is not an agent or permanent establishment of another entity or person for the purpose of assessing such entity or person to Tax in that country.

AVOIDANCE

186	Neither the Company nor the LLP has in the last four years been a party to, nor has otherwise been involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or any amount to be accounted for under PAYE.

TRANSACTIONS AT ARM’S LENGTH

187	All transactions or arrangements made by the Company in the last four years have been made on arm’s length terms.

SCHEDULE 8

SELLER PROTECTION

INTERPRETATION AND APPLICATION

1	The provisions of paragraphs 3 to 14 (inclusive) of this Schedule shall not apply to any claim for breach of the Fundamental Warranties set out in Part 1 of Schedule 7. No qualification or limitation shall be possible or effective in relation to the Fundamental Warranties set out in Part 1 of Schedule 7.

2	The limitations and exclusions set out in this Schedule shall not apply -

(a)	to any Claim which arises from;

(b)	to the amount by which any Claim is increased as a result of; or

(c)	where the delay in the discovery of any Claim arises from,

fraud or fraudulent misrepresentation on the part of that Seller or Warrantor, as applicable, or any of their officers, employees, agents or advisers.

TIME LIMIT FOR MAKING CLAIMS

3	The Warrantors shall not (subject to paragraphs 2 and 10) be liable for a Claim unless -

(a)	the Buyer gives to the Warrantors written notification of the particulars of the Claim -

(i)	in the case of a Tax Claim, on or before the sixth anniversary of Completion; and

(ii)	in any other case, not more than eighteen months after Completion; and

(b)	liability for the Warranty Claim is accepted by the Warrantors in writing or court proceedings in respect of the Warranty Claim are instituted and duly served in either case within 180 days from the later of the last day for notification of the Warranty Claim under sub-paragraph (a) or the day on which the Claim ceases to be contingent or unquantifiable.

EXCLUSION OF SMALL WARRANTY CLAIMS

4	The Sellers shall not (subject to paragraph 2) be liable for a Warranty Claim (other than a Tax Claim) unless the amount payable in respect of that Warranty Claim -

(a)	individually exceeds £25,000; and

(b)	in aggregate exceeds £120,000 when added to the amount which is payable (or, but for sub-paragraph (a), would be payable) in respect of every other Warranty Claim,

in which case the Sellers shall be liable for the whole amount of that Warranty Claim and not only the excess mentioned in sub-paragraphs (a) and (b).

5	For the purpose of paragraph 4 two or more Warranty Claims (other than Tax Claims) arising from the same circumstance, or from the same set of circumstances, shall be treated as a single Warranty Claim.

PROPORTIONATE LIABILITY

6	Each Warrantor shall only be liable for the proportion of any Claim set out in column (7) of his or her Consideration Schedule.

MAXIMUM LIABILITY

7	The maximum liability of each of:

(a)	the Warrantors in the case of a Tax Claim or a Claim in relation to a breach of the Fundamental Warranties is set out in column (8) of her Consideration Schedule and for any Warranty Claim is set out in column (9) of her Consideration Schedule, provided that the Warrantors maximum liability in respect of all Tax Claims, Claims in relation to a breach of the Fundamental Warranties and Warranty Claims shall not exceed the amount set out in column (9) of her Consideration Schedule; and

(b)	the LLP Sellers (other than the Warrantors) for breach of the Fundamental Warranties is set out in column (7) of his or her Consideration Schedule.

CHANGES IN LEGISLATION

8	The Warrantors shall not be liable for any Warranty Claim (other than a Tax Claim) to the extent that the Warranty Claim would arise or the amount of the Warranty Claim would be increased after the date of this Agreement as a result of -

(a)	the enactment of any legislation with retrospective effect; or

(b)	a judgment or change in the interpretation or application of any law or of any ruling or practice of any administrative authority (including Tax authorities).

RECOVERY FROM A THIRD PARTY

9	Where the Buyer (or any other member of the Buyer Group) either recovers or becomes aware that they are entitled to recover from a third party (excluding any Tax Authority) any sum which is referable to a fact, matter, event or circumstance giving rise to a Warranty Claim (other than a Tax Claim), the Buyer shall (or, as appropriate, shall procure that the relevant member of the Buyer’s Group shall) as soon as reasonably practicable:-

(a)	take all reasonable steps to enforce such recovery;

(b)	promptly notify the Warrantors; and

(c)	keep the Warrantors informed of the progress of any action,

provided that in each case the Warrantor shall first indemnify each member of the Buyer’s Group for all reasonable costs and expenses properly incurred as a result of any request or nomination by the Warrantors.

10	The amount of the Warrantors’ liability for any Warranty Claim (other than a Tax Claim) shall be reduced by any sum which is recovered (whether by way of insurance, indemnification or otherwise) by the Buyer or a Member of the Buyer Group in respect of the loss or damage suffered by reason of the relevant breach less the amount of any reasonable costs and expenses incurred in obtaining payment of that sum and of any Tax for which the Buyer of a Member of the Buyer Group may be liable by reason of its receipt of that sum.

11	If any member of the Buyer’s Group receives or obtains such a payment, as is mentioned in paragraph 9 and amounts have already been recovered from the Warrantors in respect thereof then the Buyer shall pay to the Warrantors an amount equal to the amount that relevant member of the Buyer’s Group has obtained or received from such third party (less any reasonable costs incurred in recovering or obtaining such payment, and any tax actually suffered thereon) (the ‘Benefit’) to the extent that the amount of the Benefit does not exceed the aggregate payments previously made by the Warrantors in respect of the relevant Warranty Claim(s).

NO DOUBLE RECOVERY

12	The Buyer shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

PROCEDURE FOR MAKING A WARRANTY CLAIM

13	If any matter which will or might give rise to a Warranty Claim (other than a Tax Claim) comes to the notice of the Buyer, the following provisions shall apply -

(a)	the Buyer shall as soon as reasonably possible notify the Sellers in writing of the matter and make available to them all information and documents in the possession or under the control of the Buyer in so far as they relate to that matter;

(b)	neither the Buyer nor any Member of the Buyer Group shall make any admission of liability or take any other action (except as required by law or by a Competent Authority) in connection with the matter without the previous written consent of the Sellers (which shall not be unreasonably delayed or withheld);

(c)	subject to it being indemnified against all costs and expenses which are properly incurred by it, the Buyer shall take all such steps as the Warrantors may reasonably request to mitigate its liability under the Warranty Claim, including but not limited to providing such information and assistance, as the Warrantors may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; and

(d)	if the Buyer or any Member of the Buyer Group shall, at the request of the Seller, take any steps to mitigate the Warrantors’ liability under a Warranty Claim pursuant to paragraph 10(c), the provisions of paragraph 3 shall be suspended during the period commencing on the date on which the Sellers make such request and ending on the date on which the Sellers notify the Buyer that it does not require the Buyer or the relevant Member of the Buyer Group to take any further steps for such purpose (‘the Suspension Period’) so that the dates specified in paragraph 3(a)(i) and (ii) (and accordingly the period specified in paragraph 3(b)) shall be deemed to have been extended by a period equal in length to the Suspension Period.

INSURANCE

14	If at any time after Completion, the Warrantors wish to insure all or any part of their liability in respect of any Warranty Claim, the Buyer shall provide such information as any prospective insurer or broker may reasonably require before effecting such insurance subject always to receipt of a confidentiality undertaking from the Warrantors on terms reasonably acceptable to the Buyer.

SCHEDULE 9

RESTRICTIVE COVENANTS

PART 1 - INTERPRETATION

1	In this Schedule -

‘Restricted Business’ means the business or activities of a kind directly carried on by the LLP at the Completion Date or at any time within the 24 months prior to the Completion Date

‘Restricted Period’ means in respect of (i) Kate Bamford and Sandrine Roseberg the period of 12 months beginning on the Completion Date, (ii) Emma Fallon, Giles Allen, Helen Dingwall, Fleur Evans and Kate Rankine the period of 24 months beginning on the Completion Date, and (ii) Jan Hall the period of 36 months beginning on the Completion Date;

‘Restricted Persons’ means Emma Fallon, Giles Allen, Kate Bamford, Helen Dingwall, Fleur Evans, Kate Rankine, Sandrine Roseberg and Jan Hall; and

‘the Restricted Territory’ means in respect of (i) Emma Fallon, Giles Allen, Kate Bamford, Helen Dingwall, Fleur Evans, Kate Rankine and Sandrine Roseberg, the United Kingdom, and (ii) Jan Hall the European Economic Area.

PART 2 - RESTRICTIONS

2	As further consideration to the Buyer for purchasing the Shares and Interests, and with the intention of securing to the Buyer the full benefit and value of the goodwill and connections of the LLP and Company, unless the Restricted Persons are employed by a Group Entity with full time employment contracts, the Restricted Persons shall not without the prior written consent of the Buyer (such consent not to be unreasonably withheld) -

(a)	during the Restricted Period directly or indirectly carry on or be engaged or interested in any way in a Restricted Business, within the Restricted Territory except as provided by Part 3 of this Schedule;

(b)	during the Restricted Period directly or indirectly (whether alone or in conjunction with or on behalf of some other person) solicit or entice, or endeavour to solicit or entice, away from any Group Entity any of its directors, officers or employees;

(c)	during the Restricted Period directly or indirectly (whether alone or in conjunction with or on behalf of some other person) solicit, or endeavour to solicit, from any person who at any time within two years before the Completion Date was a client of any Group Entity any business in connection with a Restricted Business;

(d)	at any time after Completion disclose to any person or directly or indirectly use, or attempt so to use, for any purpose any information concerning any Group Entity or its business or affairs, except -

(i)	to the extent required by law or any Competent Authority;

(ii)	to its professional advisers under circumstances of confidentiality and only to the extent necessary for any lawful purpose of the Restricted Persons; or

(iii)	to the extent that the information is on the date of this Agreement or after that date becomes public knowledge otherwise than through improper disclosure by any person; or

(e)	at any time after Completion directly or indirectly use, or attempt to use, for any purpose -

(i)	any name which is identical to or confusingly or deceptively similar to any name at present used by any Group Entity as its corporate name or as a name under which it carries on business; or

(ii)	any trade mark, design, domain name or logogram (whether or not forming part of the Company Intellectual Property) which is identical to or confusingly or deceptively similar to any trade mark, design, domain name or logogram used by any Group Entity at any time within twelve months before the Completion Date.

PART 3 - EXEMPTION

3	Nothing contained in Part 2 of this Schedule shall prevent any of the Restricted Persons from -

(a)	owning or acquiring for the purposes of investment not more than five per cent. of any class of shares or other securities of any undertaking listed on a recognised investment exchange as such term is defined in section 285 of the Financial Services and Markets Act 2000; or

(b)	acquiring and retaining any business or the shares or other securities of any undertaking if -

(i)	not more than 10 per cent. of that business or that undertaking’s business is a Restricted Business; and

(ii)	the sole or principal reason for doing so is not the acquisition of an interest in a Restricted Business.

EXECUTED (but not delivered until the
date hereof) AS A DEED by
JCA EVENTS LIMITED, acting by Jan
Hall, a director, in the presence of:-
)
)
)
)
Signature of witness:
Name of witness:
Address:
Occupation:
EXECUTED (but not delivered until the
date hereof) AS A DEED by
JANICE ELIZABETH HALL in the
presence of:-
)
)
)
)
Signature of witness:
Name of witness:
Address:
Occupation:
EXECUTED (but not delivered until the
date hereof) AS A DEED by
EMMA JANE FALLON in the presence
of:-
)
)
)
)
Signature of witness:
Name of witness:
Address:
Occupation:

....

Signature of witness:

Name of witness: RAVI PATTANI

Address:

Occupation: SOLICITOR

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London
EC2A 2RS
Solicitors

....

Signature of witness:

Name of witness: RAVI PATTANI

Address:

Occupation: SOLICITOR

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London
EC2A 2RS
Solicitors

....

Signature of witness:

Name of witness: RAVI PATTANI

Address:

Occupation: SOLICITOR

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London
EC2A 2RS
Solicitors

EXECUTED (but not delivered until
the date hereof) AS A DEED by
GILES ALLEN in the presence of:-
)
)
)
)
Signature of witness:
Name of witness:
Address:
Occupation:
EXECUTED (but not delivered until the
date hereof) AS A DEED by
KATE BAMFORD in the presence of:-
)
)
)
)
Signature of witness:
Name of witness:
Address:
Occupation:
EXECUTED (but not delivered until the
date hereof) AS A DEED by
HELEN SARAH DINGWALL in the
presence of:-
)
)
)
)
Signature of witness:
Name of witness:
Address:
Occupation:

....

Signature of witness:

Name of witness: RAVI PATTANI

Address:

Occupation: SOLICITOR

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London
EC2A 2RS
Solicitors

....

Signature of witness:

Name of witness: RAVI PATTANI

Address:

Occupation: SOLICITOR

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London
EC2A 2RS
Solicitors

....

Signature of witness:

Name of witness: RAVI PATTANI

Address:

Occupation: SOLICITOR

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London
EC2A 2RS
Solicitors

EXECUTED (but not delivered until
the date hereof) AS A DEED by
FLEUR IMOGEN EVANS in the presence
of:-
)
)
)
)
Signature of witness:
Name of witness:
Address:
Occupation:
EXECUTED (but not delivered until
the date hereof) AS A DEED by
KATE SYBIL RANKINE in the presence
of:-
)
)
)
)
Signature of witness:
Name of witness:
Address:
Occupation:
EXECUTED (but not delivered until the
date hereof) AS A DEED by
SANDRINE MARIE JEANNE
ROSEBERG in the presence of:-
)
)
)
)
Signature of witness:
Name of witness:
Address:
Occupation:

EXECUTED (but not delivered until the
date hereof) AS A DEED by
ANDREW NICHOLAS WOODS in the
presence of:-
)
)
)
)
Signature of witness:
Name of witness:
Address:
Occupation:
EXECUTED (but not delivered until the
date hereof) AS A DEED by
HEIDRICK & STRUGGLES (UK)
LIMITED, acting by STEPHEN BEARD, a
director, in the presence of:-
)
)
)
)
Signature of witness:
Name of witness:
Address:
Occupation:
EXECUTED (but not delivered until the
date hereof) AS A DEED by
HEIDRICK & STRUGGLES
INTERNATIONAL, INC., acting by
STEPHEN BEARD, a director, in the
presence of:-
)
)
)
)
Signature of witness:
Name of witness:
Address:
Occupation: